Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

LIONS GATE ENTERTAINMENT CORP.,

ORION ARM ACQUISITION INC.,

and

STARZ

Dated as of June 30, 2016

i

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 30, 2016 by and among Lions Gate Entertainment Corp., a corporation organized and existing under the corporate laws of British Columbia (“Parent”), Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Starz, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Boards of Directors of Parent and the Company each have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into (i) a Voting Agreement (the “Principal Company Stockholders Voting Agreement”) with the Company and (ii) an Exchange Agreement, of which the Company is a third party beneficiary (the “Exchange Agreement”), pursuant to which the Principal Company Stockholders agree, among other things, to take specified actions in connection with the transactions contemplated hereby; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, certain stockholders of Parent and the other parties named therein (collectively, the “Principal Parent Stockholders”) are entering into one or more Voting Agreements (the “Principal Parent Stockholder Voting Agreements” and collectively with the Principal Company Stockholders Voting Agreement, the Exchange Agreement and this Agreement, the “Transaction Documents”) pursuant to which the Principal Parent Stockholders agree, among other things, to take specified actions in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Article I

 CERTAIN DEFINITIONS

Section 1.1        Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.

“2011 Incentive Plan” means the Company’s 2011 Incentive Plan, as amended and restated as of October 15, 2013.

“2011 Nonemployee Director Incentive Plan” means the Company’s 2011 Nonemployee Director Incentive Plan, as amended and restated as of October 15, 2013.

“2016 Capex Cap” has the meaning set forth in Section 5.1(a)(xii).

“2016 Incentive Plan” means the Company’s 2016 Omnibus Incentive Plan, as adopted effective June 14, 2016.

“2016 Production Cap” has the meaning set forth in Section 5.1(a)(vi).

“2017 Production Cap” has the meaning set forth in Section 5.1(a)(vi).

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Adjusted Restricted Stock Award” has the meaning set forth in Section 2.8(d).

“Adjusted RSU Award” has the meaning set forth in Section 2.8(c).

“Adjusted Stock Option” has the meaning set forth in Section 2.8(b).

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, except as otherwise specified in this Agreement, (i) none of the Specified Company Affiliates will be treated as Affiliates of the Company or Parent or any of their respective Subsidiaries or any of their respective Affiliates for any purpose hereunder and (ii) none of the Specified Parent Affiliates will be treated as Affiliates of Parent or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder.

“Affiliation Contract” means any affiliation, licensing, carriage distribution or similar Contract for the reproduction, performance, display, broadcast, telecast, exhibition and/or distribution of the (i) programming service(s) of the Company and/or its Subsidiaries, (ii) any programming included in and/or branded as such service(s) and/or (iii) any programming related to or derived from such programming (in each case, regardless of format (e.g., linear, video-on-demand) and regardless of business model (e.g., free-to-end-user, subscription, transactional)) by any MVPD or any other distributor of video content.

“AFM” means the American Federation of Musicians.

“AFTRA” means the American Federation of Television and Radio Artists.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Company Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding equity securities or voting power of the Company, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Merger and the transactions contemplated by the Transaction Documents.

“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), relating to an Alternative Company Transaction.

“Alternative Debt Financing” has the meaning set forth in Section 5.16(d).

“Alternative Parent Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding voting securities of Parent, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of Parent, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of Parent and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding voting power of Parent, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Merger and the transactions contemplated by the Transaction Documents; provided that any sale of Parent Common Stock by any of the Specified Parent Affiliates or by such entities’ Affiliates shall not be an Alternative Parent Transaction.

“Alternative Parent Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by the Company or an Affiliate of the Company), relating to an Alternative Parent Transaction.

“Blanket License” means blanket performing rights licenses for the exhibition of musical compositions, whether by broadcast, webcast, streaming video-on-demand, or other means of communication to the public, in the United States and its territories.

“Book Entry Shares” has the meaning set forth in Section 2.6(b)(iii).

“Broadcast Services” means the operations or services of the Company and its Subsidiaries which involve the exhibition of musical compositions, whether by broadcast, webcast, streaming video-on-demand, or other means of communication to the public.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.

“Canada Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder;

“Certificate” has the meaning set forth in Section 2.6(b)(iii).

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.16(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.2(d).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).

“Company Budget” means the annual operating budget of the Company for the year ending December 31, 2016, described on Section 1.1(a) of the Company Disclosure Letter.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated as of May 2, 2013, as amended.

“Company Charter” means the Restated Certificate of Incorporation of the Company, dated as of June 12, 2013.

“Company Common Stock” means the Series A Common Stock and the Series B Common Stock.

“Company Credit Agreement” has the meaning set forth in Section 5.1(a)(vii).

“Company Data” has the meaning set forth in Section 3.14(b).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 5.11(a).

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock and the Company RSUs.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property.

“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable), to the Board of Directors of the Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Alternative Company Transaction; provided, however, that (A) any change in the price or trading volume of Company Common Stock or Parent Common Stock and (B) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Company Intervening Event has occurred); provided, further, that events, occurrences, facts, conditions, changes, developments or effects relating to or arising out of the events set forth on Section 1.1(b) of the Company Disclosure Letter shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred.

“Company IT Systems” has the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic conditions attributable to the U.S.  economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (2) any actions required by this Agreement or, if the Company has requested in writing the consent of Parent to take a specified action that is expressly prohibited by this Agreement and Parent unreasonably withholds its consent thereto, the failure to take such action, or (3) any action taken at the prior written request of Parent (provided that, for purposes of Sections 3.5(a) and 3.5(b), events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any changes in the price or trading volume of the Company Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Company Material Adverse Effect, or (B) prevents or materially impairs or delays the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Note Offers and Consent Solicitations” has the meaning set forth in Section 5.18(a).

“Company Notes” means the Company’s 5.0% Senior Notes due 2019.

“Company Notice Period” has the meaning set forth in Section 5.2(d)(iv).

“Company Plans” has the meaning set forth in Section 3.15(a).

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Qualified DC Plan” has the meaning set forth in Section 5.11(e).

“Company Recourse Related Party” has the meaning set forth in Section 7.3(d).

“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to an Incentive Plan.

“Company RSU” means time- and performance-vesting restricted stock units issued pursuant to the Incentive Plans.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Stock Option” means any option to purchase shares of Company Common Stock issued pursuant to an Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.4(a)(iv).

“Company Termination Fee” has the meaning set forth in Section 7.3(a)(i).

“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Compliant” means, with respect to the Required Information, that:

(i)        such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances,

(ii)       such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering, and

(iii)      the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the financing sources providing the Debt Financing or Alternative Debt Financing (and to the initial purchasers of any debt securities issued in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter), including as to customary negative assurances and change period, in order to consummate the Debt Financing and any offering of such securities on any day during the Marketing Period, which such accountants shall have confirmed they are prepared to issue.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b)(i).

“Consent Solicitations” has the meaning set forth in Section 5.18(a).

“Consummation Event” has the meaning set forth in Section 8.12.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“D&O Insurance” has the meaning set forth in Section 5.8(b).

“Debt Financing” has the meaning set forth in Section 4.16(a).

“Definitive Debt Agreements” has the meaning set forth in Section 5.16(a).

“DGA” means the Directors Guild of America.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.6(d).

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

“Environmental Claim” means any letter, citation, report, investigation, pleading or other Action or written demand alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or currently or formerly used by them for storage, treatment or disposal of Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law or Governmental Permit relating to pollution or protection of human health or safety or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Award Exchange Ratio” means the sum of (a) the Series A Per Share Stock Consideration and (b) the quotient (rounded to four decimal places) obtained by dividing (i) the Series A Per Share Cash Consideration by (ii) (A) the volume weighted average closing price per share of Parent Non-Voting Stock in the “when issued market” on the NYSE for the five (5)

consecutive trading days ending on and including the last trading day preceding the Closing Date, or (B) if Parent Non-Voting Stock has not begun trading prior to the Closing Date, the volume weighted average trading price per share of Parent Non-Voting Stock on the first full trading day on which the Parent Non-Voting Stock trades in the regular way.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.15(a).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchange Fund” has the meaning set forth in Section 2.7(a).

“Exploit” means, with respect to Films, to release, reproduce and distribute, perform, display, exhibit, broadcast or telecast, license or sell, market, create merchandising or otherwise commercially exploit by any and all known or new or future (a) technology, (b) uses, (c) media, (d) formats, (e) modes of transmission and (f) methods and business models of distribution, dissemination or performance.  The meaning of the term “Exploitation” shall be correlative to the foregoing.

“Exploitation Contract” means, with respect to Films, any Contracts pursuant to which the Company or any Subsidiary has produced, acquired, developed or granted any rights to Exploit any Film or portion thereof.

“FCC” means the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.

“FCC Approval” has the meaning set forth in Section 6.1(f).

“Films” means television, video, cable, mobile or satellite programming (including original series, video-on-demand and pay-per-view programming), motion pictures (including first-run output and library film features, shorts and trailers), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, regardless of format, known now or in the future, and all components thereof, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) (“Video Programming”) as to which the Company or any of its Subsidiaries owns or controls any license, right, title or interest, including: (a) completed and released works or projects, (b) Films-in-Progress, (c) “turnaround” works or projects, (d) Copyright and other Intellectual Property rights in and to the literary, dramatic and musical and other material associated with or related to or necessary to the Exploitation of the works or projects referred to in the foregoing clauses (a) through (c), (e) to the extent related to the works or projects referred to in the foregoing clauses (a) through (d), sequel, prequel and remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, game and interactive rights, and (f) all other allied, ancillary, subsidiary and derivative rights, known and unknown, throughout the world related to the works and projects referenced in the foregoing clauses (a) through (e).

“Films-in-Progress” means all Video Programming for which development, pre-production, principal photography or post-production has commenced, or that have been completed and/or acquired, or completed and/or acquired but not released and/or Exploited as of the Closing Date, or on which a director or principal cast has been made “pay or play,” in each case whether being produced by the Company or any of its Subsidiaries, or whether the Company or any of its Subsidiaries is committed to acquire any rights in such programming work or project from a third Person.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, supranational, federal, state, provincial, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants (including any constituent, raw material, product or by-products thereof) in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.  §300.5 or defined as such by, or regulated as such under, any Environmental Law, including asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or hazardous solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“IATSE” means the International Alliance of Theatrical Stage Employees.

“Incentive Plans” means the 2011 Incentive Plan, the 2011 Nonemployee Director Incentive Plan, the 2016 Incentive Plan and the Transitional Stock Incentive Plan.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (ii) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

“Indemnified Parties” has the meaning set forth in Section 5.8(a).

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (a) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (b) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”), (c) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, common law trademark rights in motion picture titles, characters’ names and other protectable elements and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world, (d) copyrights and similar rights in protectable material, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”), (e) Software and (f) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights; for the avoidance of doubt, the term “Intellectual Property” shall include all rights in and to all Films.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder;

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(c) of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

“Law” means all foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Leased Property” has the meaning set forth in Section 3.11(b).

“Lenders” has the meaning set forth in Section 5.17(d).

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Library Films” means any and all Films that have been completed, acquired and/or delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed, acquired and/or delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date.  For the avoidance of doubt, the term “Library Films” shall include all Films other than Films-in-Progress.

“Liquidated Damages Cap” has the meaning set forth in Section 7.2.

“Marketing Period” shall mean the first period of eighteen (18) consecutive Business Days after the date hereof (1) throughout and at the end of which Parent shall have (and its financing sources shall have access to) the Required Information (it being understood that if at any time during the Marketing Period the Required Information becomes stale, ceases to comport with the SEC requirements for a registered public offering of debt securities or otherwise does not include the “Required Information” as defined, then the Marketing Period shall not have occurred) and (2) throughout and at the end of which the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature can only be satisfied at the Closing) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18) consecutive Business Day period.  Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the eighteen (18) consecutive Business Day period described above if the Debt Financing is consummated in full on such earlier date; and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such eighteen (18) consecutive Business Day period: (i) the Company’s independent accountant shall have withdrawn its audit opinion with respect to the Company’s most recent annual audited financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; (iii) any Required Information would not be Compliant at any time during such eighteen (18) consecutive Business Day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such eighteen (18) consecutive Business Day period, then the Marketing Period shall be deemed not to have occurred), or otherwise does not include the “Required Information” as defined; or (iv) the Company shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed.  Notwithstanding anything herein to the contrary, the eighteen (18) consecutive Business Day Marketing Period shall (1) either expire prior to August 19, 2016 or commence on or after September 6, 2016, (2) not be required to be consecutive to the extent it would include November 24, 2016 and/or November 25, 2016 (which dates set forth in this clause (2) shall be excluded for purposes of the eighteen (18) consecutive Business Day period) and (3) either expire prior to December 23, 2016 or commence on or after January 3, 2017.

“Material Affiliation Contract” has the meaning set forth on Section 1.1(d) of the Company Disclosure Letter.

“Maximum Amount” has the meaning set forth in Section 5.8(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“MFN Obligation” means any requirement, representation, covenant, commitment, restriction, agreement or obligation under any Exploitation Contract or Affiliation Contract pursuant to which the Company or any of its Subsidiaries must offer or provide certain terms and/or conditions to a specific distributor (including MVPDs) that are at least as favorable or more favorable than those that the Company or any of its Subsidiaries offer or provide to one or more other distributors (including MVPDs), or which otherwise grants any Person “most favored nation” status or similar preferential rights.

“MVPD” means a multichannel video programming distributor.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property and that is material to the Company and its Subsidiaries taken as a whole.

“NYSE” means the New York Stock Exchange.

“Offers to Exchange” has the meaning set forth in Section 5.18(a).

“Offers to Purchase” has the meaning set forth in Section 5.18(a).

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Intellectual Property” means Intellectual Property used by the Company or any of its Subsidiaries that is owned and controlled by the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries taken as a whole.

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.3(d).

“Parent Common Stock” means (i) prior to the Parent Common Stock Reorganization, the common shares, without par value, of Parent, and (ii) following the Parent Common Stock Reorganization, the Parent Non-Voting Stock and the Parent Voting Stock.

“Parent Common Stock Exchange” has the meaning set forth in Section 5.21(a).

“Parent Common Stock Reorganization” has the meaning set forth in Section 5.21(a).

“Parent Data” has the meaning set forth in Section 4.15(b).

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Fiduciary Termination Fee” has the meaning set forth in Section 7.3(b)(ii).

“Parent Financing Termination Fee” has the meaning set forth in Section 7.3(b)(iii).

“Parent Intellectual Property” means the Parent Non-Owned Intellectual Property together with the Parent Owned Intellectual Property.

“Parent Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable), to the Board of Directors of Parent as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Parent and (ii) does not relate to or involve an Alternative Parent Transaction; provided, however, that (A) any change in the price or trading volume of Company Common Stock or Parent Common Stock and (B) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Parent Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Parent Intervening Event has occurred); provided, further, that events, occurrences, facts, conditions, changes, developments or effects relating to or arising out of the events set forth on Section 1.1(b) of the Parent Disclosure Letter shall not be taken into account for purposes of determining whether a Parent Intervening Event has occurred.

“Parent IT Systems” has the meaning set forth in Section 4.15(a).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Parent Material Adverse Effect(a) general economic conditions attributable to the U.S.  economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which Parent and its Subsidiaries operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (2) any actions required by this Agreement or, if Parent has requested in writing the consent of the Company to take a specified action that is expressly prohibited by this Agreement and the Company unreasonably withholds its consent thereto, the failure to take such action, or (3) any action taken at the prior written request of the Company (provided that, for purposes of Sections 4.4(a) and 4.4(b), events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any changes in the price or trading volume of Parent Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by Parent to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects Parent and its Subsidiaries relative to other participants in the industries in which Parent or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Parent Material Adverse Effect, or (B) prevents or materially impairs or delays the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.

“Parent Material Contract” has the meaning set forth in Section 4.12(a).

“Parent Non-Owned Intellectual Property” means all Intellectual Property used by the Parent or any of its Subsidiaries that is not Parent Owned Intellectual Property and that is material to Parent and its Subsidiaries taken as a whole.

“Parent Non-Voting Stock” means the Class B non-voting shares, without par value, of Parent to be created and issued in connection with the Parent Common Stock Reorganization and the Parent Common Stock Exchange.

“Parent Notice Period” has the meaning set forth in Section 5.3(d)(iv).

“Parent Owned Intellectual Property” means Intellectual Property used by Parent or any of its Subsidiaries that is owned and controlled by Parent or any of its Subsidiaries and is material to Parent and its Subsidiaries taken as a whole.

“Parent Preferred Stock” means the preferred stock, without par value, of Parent.

“Parent Recourse Related Party” has the meaning set forth in Section 7.3(e).

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Signing Date Price” means $20.94.

“Parent Stockholder Approvals” has the meaning set forth in Section 4.3(a).

“Parent Stockholder Approval Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Parent Stockholders” means the holders of shares of Parent Common Stock.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.4(a)(iv).

“Parent Termination Fee” means any of the Parent Stockholder Approval Termination Fee, the Parent Fiduciary Termination Fee or the Parent Financing Termination Fee.

“Parent Voting Stock” means the Class A voting shares, without par value, of Parent to be created and issued in connection with the Parent Common Stock Reorganization and the Parent Common Stock Exchange.

“PCI DSS” has the meaning set forth in Section 3.14(d).

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date hereof, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory Encumbrances in favor of landlords, laboratories, post-production houses, film processors, replicators, carriers, banks and securities intermediaries, warehousemen, mechanics and materialmen and other like Encumbrances incurred in the ordinary course of business consistent with past practice, (e) Encumbrances of rights to Films licensed to Parent, the Company or any of their respective Subsidiaries, as applicable, securing the payment by Parent, the Company or any of their respective Subsidiaries, as applicable, of the consideration to the licensor of such rights, (f) Exploitation rights of Persons with respect to Films pursuant to Exploitation Agreements that are in customary form and entered into in the ordinary course of business consistent with past practice, (g) with respect to any licensed or leased asset, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license, (h) Encumbrances relating to SAG, DGA, WGA, IATSE, AFTRA, AFM, or other guilds or unions, (i) Encumbrances granted in the ordinary course of business consistent with past practice in connection with the development or production of a Film (e.g., liens to completion guarantors, laboratories, and production financiers), (j) Encumbrances incurred in the ordinary course of business consistent with past practice to secure Exploitation rights granted pursuant to Exploitation Contracts or Film financing arrangements, (k) in connection with a Film, contractual rights of first negotiation, first refusal, last refusal and turnaround rights granted in the ordinary course of business consistent with past practice to any Person including talent with respect to the provision of producing, directing, acting, or writing services, (l) liens securing Indebtedness of Parent or the Company, to the extent the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens and (m) other Encumbrances that do not materially detract from or interfere with the value or use of the asset subject thereto.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Per Share Cash Consideration” has the meaning set forth in Section 2.6(b)(ii)(1).

“Per Share Stock Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).

“Principal Company Stockholders” has the meaning set forth in the Recitals.

“Principal Company Stockholders Voting Agreement” has the meaning set forth in the Recitals.

“Principal Parent Stockholders” has the meaning set forth in the Recitals.

“Principal Parent Stockholder Voting Agreements” has the meaning set forth in the Recitals.

“PRO” means each of the American Society of Authors, Composers and Publisher’s, Broadcast Music, Inc.  and the Society of European Stage Authors and Composers.

“Proxy Statement” means the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

“Real Property Leases” has the meaning set forth in Section 3.11(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the distribution of Parent Common Stock pursuant to the Merger.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Representatives” means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Required Information” means all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries which is:

(i)        of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering;

(ii)       of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act;

(iii)      otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with the Debt Financing, any Alternative Debt Financing or any offering(s) of debt securities in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter);

(iv)      required to be delivered pursuant to Section 5 of Exhibit D to the Commitment Letter; or

(v)      to the extent reasonably available to the Company, otherwise reasonably requested by Parent in connection with the Debt Financing, any Alternative Debt Financing or any offering(s) of debt securities in in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter);

it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of Parent (without waiver of the obligations of the Company under Section 5.16).

“SAG” means the Screen Actors Guild.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Series A Common Stock” has the meaning set forth in Section 3.2(a).

“Series A Per Share Cash Consideration” has the meaning set forth in Section 2.6(b)(i)(1).

“Series A Per Share Consideration” has the meaning set forth in Section 2.6(b)(i)(2).

“Series A Per Share Stock Consideration” has the meaning set forth in Section 2.6(b)(i)(2).

“Series B Common Stock” has the meaning set forth in Section 3.2(a).

“Series B Per Share Cash Consideration” has the meaning set forth in Section 2.6(b)(ii)(1).

“Series B Per Share Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).

“Series B Per Share Stock Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).

“Series C Common Stock” has the meaning set forth in Section 3.2(a).

“Software” means all computer programs, code, and related documentation and materials (including Internet Web sites and Intranet sites), including programs, tools, operating system programs, application software, system software, databases, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing.

“Specified Company Affiliate” means the Persons set forth on Section 1.1(e) of the Company Disclosure Letter.

“Specified Company SEC Disclosure” has the meaning set forth in Article III.

“Specified Parent Affiliate” means the Persons set forth on Section 1.1(c) of the Parent Disclosure Letter.

“Specified Parent SEC Disclosure” has the meaning set forth in Article IV.

“Stock Issuance” has the meaning set forth in Section 2.6(b)(iii).

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a)

owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that the Board of Directors of the Company reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) such Alternative Company Transaction Proposal is more favorable from a financial point of view to the Company and its stockholders than the terms of the Merger as determined in good faith (after such consultation as aforesaid) by the Board of Directors of the Company and (d) is otherwise on terms that the Board of Directors of the Company has determined to be superior to the transaction contemplated by this Agreement; provided, however, that for purposes of this definition of “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of “Alternative Company Transaction” when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to fifty percent (50%).

“Superior Parent Proposal” means a bona fide written Alternative Parent Transaction Proposal which the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that the Board of Directors of Parent reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained and (c) is otherwise on terms that the Board of Directors of Parent has determined to be superior to the transaction contemplated by this Agreement; provided, however, that for purposes of this definition of “Superior Parent Proposal,” the term “Alternative Parent Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of “Alternative Parent Transaction” when used in the definition of “Alternative Parent Transaction Proposal” shall be replaced with a reference to fifty percent (50%).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any Canadian or U.S.  federal, state, provincial, local, foreign or other tax of any kind, including any net income, alternative or add-on minimum, estimated, gross income, gross receipts, gross margin, sales, use, ad valorem, harmonized sales, goods and services, transfer, franchise, profits, license, withholding, payroll, employment, employer health, employment insurance contributions, Canada or Quebec pension plan contributions, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty, levy, impost or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and (b) all interest, penalties, fines, additions to tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any return, declaration, report, estimate, information return, and statements in respect of any Taxes (including any schedules or attachments thereto and any amendments thereof).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” has the meaning set forth in the Recitals.

“Transitional Stock Incentive Plan” means the Company’s Transitional Stock Adjustment Plan.

“Video Programming” has the meaning set forth in the definition of “Films.”

“Voting Company Debt” has the meaning set forth in Section 3.2(b).

“WGA” means the Writers Guild of America.

Section 1.2        Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)        when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)       the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)        references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)       the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)        references to a Person are also to its successors and permitted assigns;

(i)         references to monetary amounts are to the lawful currency of the United States;

(j)         words importing the singular include the plural and vice versa and words importing gender include all genders;

(k)        time is of the essence in the performance of the parties’ respective obligations;

(l)         time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

(m)       the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Article II

THE MERGER

Section 2.1        Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2        Charter and Bylaws.  At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read in its entirety as set forth on Exhibit B until thereafter further amended as provided therein and in accordance with the DGCL, and (b) the bylaws of the Surviving Corporation shall be amended and restated in the Merger to read in their entirety as set forth on Exhibit C until thereafter further amended as provided therein and in accordance with the Surviving Corporation’s certificate of incorporation and the DGCL.

Section 2.3         Effective Time of the Merger.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 2.4        Closing.  Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (excluding those conditions that cannot by their nature be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the second Business Day immediately following the final day of the Marketing Period.  The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the parties hereto.

Section 2.5        Directors and Officers of the Surviving Corporation.  Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.  The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 2.6         Effect on Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person:

(a)          Cancelled Shares.  Each share of Company Common Stock (i) held by the Company as treasury stock prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor, and (ii) held by Merger Sub or the direct parent of Merger Sub prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor (other than as set forth in Section 2.6(e)).  Each share of Company Common Stock held by Parent or any wholly owned Subsidiary of Parent (other than Merger Sub and the direct parent of Merger Sub) or of the Company, in each case, prior to the Effective Time shall be converted into a number of shares of the Surviving Corporation such that Parent’s and each such Subsidiary’s ownership percentage in the Surviving Corporation immediately after the Effective Time is the same as Parent’s and each such Subsidiary’s ownership percentage in the Company immediately prior to the Effective Time, respectively (after taking into account the conversion of Merger Sub Common Stock pursuant to Section 2.10).

(b)          Conversion of Company Common Stock.  Except as otherwise provided in Section 2.6(a), Section 2.6(c) and Section 2.6(d):

(i)          each share of Series A Common Stock shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive:

(1)         $18.00 in cash without interest thereon (the “Series A Per Share Cash Consideration”); and

(2)         0.6784 of a share of validly issued, fully paid and non-assessable shares of Parent Non-Voting Stock (the “Series A Per Share Stock Consideration,” together with the Series A Per Share Cash Consideration, the “Series A Per Share Consideration”).

(ii)         each share of Series B Common Stock shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive:

(1)         $7.26 in cash without interest thereon (the “Series B Per Share Cash Consideration,” together with the Series A Per Share Cash Consideration, the “Per Share Cash Consideration”);

(2)         0.6321 of a share of validly issued, fully paid and non-assessable shares of Parent Voting Stock; and

(3)         0.6321 of a share of validly issued, fully paid and non-assessable shares of Parent Non-Voting Stock (clauses (2) and (3) together, the “Series B Per Share Stock Consideration,” together with the Series A Per Share Stock Consideration, the “Per Share Stock Consideration”) (the Series B Per Share Cash Consideration and the Series B Per Share Stock Consideration are collectively referred to as the “Series B Per Share Consideration,” and together with the Series A Per Share Consideration, the “Merger Consideration”).

(iii)        From and after the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.6(b) shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented such shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (“Book Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor, any cash payable in lieu of fractional shares and any dividends or other distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Certificate.  The issuance of Parent Common Stock (x) to holders of shares of Company Common Stock as part of the Merger Consideration and (y) if applicable, in connection with any equity financing in furtherance of the transactions contemplated by this Agreement for which the Company has provided prior written consent pursuant to Section 5.1(b)(iii), is collectively referred to herein as the “Stock Issuance.”

(iv)        In the event that the prospectus exemptions under the securities laws of the Province of Ontario are not available to permit the distribution of the Per Share Stock Consideration to Company Stockholders resident in Ontario, then Parent will satisfy the Merger Consideration payable to those Company Stockholders that the Company advises are resident in Ontario by payment of an equivalent value of consideration all in cash in accordance with Section 4.19(b) of the Parent Disclosure Letter.

(c)          Changes to Stock.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock or extraordinary cash dividend thereon with a record date during such period, or any similar transaction or event affecting any class or series of stock (including, for the avoidance of doubt, any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent Common Stock will be converted or exchanged, but excluding, for the avoidance of doubt, the Parent Common Stock Reorganization and the Parent Common Stock Exchange), the Series A Per Share Cash Consideration, the Series A Per Share Stock Consideration, the Series B Per Share Cash Consideration, the Series B Per Share Stock Consideration, the Equity Award Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the holders of shares of Company Common Stock comparable economic effect to that contemplated by this Agreement prior to such event.

(d)          Dissenting Shares; Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (any such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.6(b).  Holders of Dissenting Shares shall be entitled to receive payment of the fair value of such shares as shall be determined in accordance with the provisions of Section 262 of the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the applicable portion of Merger Consideration in accordance with Section 2.6(b), payable without interest, in accordance with this Agreement.  The Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

(e)          Issuance of Surviving Corporation Common Stock.  At the Effective Time, the Surviving Corporation shall issue to the entity that, immediately prior to the Effective Time, is the direct parent of Merger Sub one share of common stock of Surviving Corporation for each share of Company Common Stock held by such entity immediately prior to the Effective Time, as consideration for the cancellation of such shares in accordance with Section 2.6(a)(ii).

Section 2.7           Exchange of Certificates and Book Entry Shares.

(a)          Exchange Agent.  Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration.  Parent will make available (or will cause Merger Sub to make available) to the Exchange Agent, at or prior to the Effective Time, (i) cash in an amount sufficient to pay the aggregate Per Share Cash Consideration pursuant to Section 2.6(b), (ii) a number of shares of Parent Non-Voting Stock and Parent Voting Stock sufficient to pay the aggregate Per Share Stock Consideration pursuant to Section 2.6(b), and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.7(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”).  Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled pursuant to Section 2.7(d)(i).  Exchange of any Book Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b)          Exchange Procedure.  Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the

Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedure with respect to the exchange of Book Entry Shares, will be entitled to receive (i) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.6 and this Article II, including dividends and other distributions pursuant to Section 2.7(d) and cash payable in lieu of fractional shares pursuant to Section 2.7(e), and (ii) the number of shares of Parent Non-Voting Stock and Parent Voting Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) that such holder has the right to receive pursuant to Section 2.6.  Such Certificate shall forthwith be cancelled.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares.  Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Sections 2.7(b) and 2.7(d), and any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.7(e).

(c)          Certificate Holder.  If any portion of the Merger Consideration is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.

(d)          Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Common Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until such Certificates or Book Entry Shares are properly surrendered.  Following such surrender, there shall be paid, without interest thereon, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(e)          Fractional Shares.

(i)          No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.7(e), a cash payment in lieu of such fractional shares of Parent Common Stock in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Parent Signing Date Price.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(ii)         As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with this Section 2.7.

(f)          No Further Ownership Rights.  The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(g)          Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for the Merger Consideration.

(h)          No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash, Parent Non-Voting Stock or Parent Voting Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Share has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate or Book Entry Share would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)          Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d)(i), with respect to each share of Company Common Stock formerly represented by such Certificate.

(j)          Withholding Rights.  Parent, Merger Sub, the Company and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law.  To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Company or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8           Company Equity Awards.

(a)          Prior to the Closing, the Company or the Board of Directors of the Company (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in this Section 2.8 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under any Incentive Plan (whether hereunder, under any Incentive Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in this Section 2.8.

(b)          At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on substantially the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Parent Non-Voting Stock (rounded down to the nearest whole number of shares of Parent Non-Voting Stock) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (i) the Equity Award Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Parent Non-Voting Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (y) the Equity Award Exchange Ratio.

(c)          At the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed and converted into a restricted stock unit award relating to shares of Parent Non-Voting Stock subject to vesting, repurchase or other lapse restriction (an “Adjusted RSU Award”), with the same terms and conditions as were applicable under such award of Company RSUs immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Parent Non-Voting Stock equal to the product of (i) the number of shares of Company Common Stock subject to such award of Company RSUs immediately prior to the Effective Time, multiplied by (ii) the Equity Award

Exchange Ratio, with any fractional shares rounded to the nearest whole share of Parent Non-Voting Stock.

(d)          At the Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be assumed and converted into an award of shares of restricted Parent Non-Voting Stock subject to vesting, repurchase or other lapse restriction (an “Adjusted Restricted Stock Award”) with the same terms and conditions as were applicable under such award of Company Restricted Stock immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Parent Non-Voting Stock equal to the product of (i) the number of shares of Company Common Stock subject to such award of Company Restricted Stock immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share of Parent Non-Voting Stock.

(e)          Each Adjusted Stock Option, Adjusted RSU Award and Adjusted Restricted Stock Award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, reclassification, recapitalization or other similar transaction with respect to Parent Non-Voting Stock subsequent to the Effective Time.

(f)          As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock subject to the Adjusted Stock Options, Adjusted RSU Awards and Adjusted Restricted Stock Awards.  Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Stock Options, Adjusted RSU Awards and Adjusted Restricted Stock Awards remain outstanding.

(g)          As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Equity Awards appropriate notices setting forth such holders’ rights pursuant to the Incentive Plans as assumed by Parent and the agreements evidencing the grants of such Company Equity Awards after giving effect to the Merger.

Section 2.9          Further Assurances.  If, at any time before or after the Effective Time, the Company, Parent or Merger Sub reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, Merger Sub, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Section 2.10         Effect on Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the Surviving Corporation.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents filed prior to the date hereof (excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Company SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Disclosure is responsive to the matters set forth in this Article III, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1          Organization; Standing and Power.  The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date of this Agreement.

Section 3.2           Capitalization of the Company.

(a)          The authorized capital stock of the Company consists of (i) Four Billion, Seventy Five Million (4,075,000,000) shares of common stock, divided into series as follows: Two Billion (2,000,000,000) shares of Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”), Seventy Five Million (75,000,000) shares of Series B Common Stock, par value $0.01 per share (the “Series B Common Stock”) and Two Billion (2,000,000,000) shares of Series C Common Stock, par value $0.01 per share (the “Series C Common Stock”) and (ii) Fifty Million (50,000,000) shares of Company Preferred Stock, par value $0.01 per share.  As of the close of business on June 23, 2016, (A) 87,278,508 shares of Series A Common Stock (including 777,710 shares of Company Restricted Stock) were issued and outstanding, (B) 9,858,316 shares of Series B Common Stock were issued and outstanding, (C) no shares of Series C Common Stock were issued and outstanding, (D) no shares of Series A Common Stock were held in treasury by the Company and its Subsidiaries, (E) no shares of Series B Common Stock were held in treasury by the Company and its Subsidiaries, (F) no shares of Series C Common Stock were held in treasury by the Company and its Subsidiaries, (G) no shares of Company Preferred Stock were issued or outstanding, (H) 12,558,351 shares of Series A Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options, (I) 10,128,130 shares of Series A Common Stock were reserved for issuance pursuant to the 2016 Incentive Plan, (J) 12,227,725 shares of Series A Common Stock were reserved for issuance pursuant to the 2011 Incentive Plan, (K) 5,468 shares of Series A Common Stock were reserved for issuance pursuant to the 2011 Nonemployee Director Incentive Plan and (L) 507,437 shares of Series A Common Stock were reserved for issuance pursuant to the Transitional Stock Incentive Plan.  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b)          There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter (“Voting Company Debt”).  Except as set forth above or as listed on Section 3.2(b) of the Company Disclosure Letter, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company.  There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(c)          Section 3.2(c) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on June 23, 2016 with respect to each outstanding Company Equity Award: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule, including a description of any acceleration provisions, as applicable.  Each Company Stock Option was granted in accordance with the terms of the Incentive Plan applicable thereto.

(d)          Neither the Company nor any of its Subsidiaries owns, or since January 11, 2013, has owned, any shares of capital stock of Parent or any of its Subsidiaries.

Section 3.3           Subsidiaries.

(a)          Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not reasonably be expected to have a Company

Material Adverse Effect.  The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.

(b)          All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances and Encumbrances and other limitations that are, individually or in the aggregate, immaterial.

(c)          Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company or its Subsidiaries and any third party in a Subsidiary that is not wholly owned by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries).

Section 3.4           Authorization.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the outstanding aggregate voting power of Company Common Stock voting together as a single class (taking into account the provisions set forth in the Principal Company Stockholders Voting Agreement) (the “Company Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)          The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii)

recommended that the Company Stockholders approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for adoption.

(c)          The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby under applicable Law or under the Company’s certificate of incorporation or bylaws.

Section 3.5           Consents and Approvals; No Violations.

(a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S.  federal and state or foreign securities Laws, (iv) approval by the FCC of application(s) for transfer of control and/or assignment of the FCC licenses and registrations listed on Section 3.5(a) of the Company Disclosure Letter, and (v) the filing of the Certificate of Merger or other documents as required by the DGCL.

(b)          The execution, delivery and, subject to the Company Stockholder Approval, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including the Debt Financing) do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made, conflict with or violate, in any material respect, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) except as set forth in Section 3.5(b)(iii) of the Company Disclosure Letter, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or any Blanket License or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6           SEC Reports and Financial Statements.

(a)          The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2014 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments).

(c)          The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d)          The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive.  None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation.

(e)          The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.7          No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheet of the Company dated December 31, 2015 included in the Form 10-K filed by the Company with the SEC on February 25, 2016 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance of with GAAP except (a) Liabilities incurred since January 1, 2016, in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Company Material Adverse Effect and (b)

Liabilities incurred in connection with this Agreement, the Transaction Documents or the transactions contemplated thereby.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

Section 3.8           Absence of Certain Changes.  Since January 1, 2016, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and each of its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.

Section 3.9           Litigation.  There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets.

Section 3.10         Compliance with Applicable Laws.

(a)          Since January 1, 2014, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects with all applicable Laws.  No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review;

(b)          The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Knowledge of the Company, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification; and

(c)          The Company is not an “investment company” under the Investment Company Act of 1940.

Section 3.11         Properties.

(a)          Neither the Company nor any of its Subsidiaries owns any real property.

(b)          Section 3.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto material to the Company’s business (the “Real Property Leases”).  Each premise subject to a Real Property Lease is hereinafter referred to as a “Leased Property.” The Company has made available to Parent a true, correct and complete copy of each Real Property Lease.  Except as set forth on Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.  With respect to each Real Property Lease, (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease and (iii) no event has occurred or circumstance exists (including the consummation of the transactions contemplated by this Agreement) which, with the delivery of notice, the passage of time or both, would result in a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease.

Section 3.12         Tax.  Except as would not reasonably be expected to have a Company Material Adverse Effect and except as otherwise set forth in Section 3.12 of the Company Disclosure Letter:

(a)          (i) all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries (and, to the Knowledge of the Company, all Tax Returns required to be filed by any Person (other than the Company and its Subsidiaries) with respect to or on behalf of any affiliated, consolidated, combined, unitary or similar group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member) have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are true, accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, customer, independent contractor or other third party) have been timely paid, or collected, deducted and withheld and remitted to the appropriate Tax Authority; except, in the case of each of clauses (i) through (iii), for Taxes or Tax matters contested in good faith and that have been adequately provided for, in accordance with GAAP, in the Company SEC Documents filed prior to the date hereof;

(b)          the accruals and reserves for Taxes reflected in the consolidated financial statements included in the Company SEC Documents are adequate, in accordance with GAAP, and cover all Taxes of the Company and its Subsidiaries for periods (or portions thereof) ending on or prior to the date of such consolidated financial statements;

(c)          since January 1, 2013, no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;

(d)          there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(e)           (i) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;

(f)          neither the Company nor any of its Subsidiaries (i) has been, since January 1, 2009, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, aggregate or similar group for state, local or foreign Tax purposes, other than a group of which the Company or any of its Subsidiaries is the common parent, (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by Contract, or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than commercial agreements the primary purpose of which does not relate to Taxes);

(g)          no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries;

(h)          neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) adjustment pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting made prior to the Closing, (ii) installment sale, intercompany transaction or open transaction disposition made on or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law);

(i)          neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) which distribution is part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement;

(j)          the Company is not (and has not been at any time during the last five (5) years) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(k)          the Company has made available to Parent copies of all material income Tax Returns of the Company and each of its Subsidiaries filed for all periods beginning on or after January 1, 2011; and

(l)          neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or any similar provision of state, local or foreign Law.

Section 3.13         Intellectual Property.

(a)          To the Knowledge of the Company, the Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use, the Company Intellectual Property in the manner that the Company and its Subsidiaries currently use such Company Intellectual Property to conduct their businesses, free and clear of all Encumbrances (except for Permitted Encumbrances).  To the Knowledge of the Company, there are no material proceedings, cognizable claims or challenges that cause or would cause any Company Owned Intellectual Property to be invalid or unenforceable, and the Company has not received any notice in writing or subsequent correspondence from any Person in the two (2) year period prior to the date of this Agreement bringing or threatening to bring such Actions.  Neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Company Owned Intellectual Property except in each case as would not reasonably be expected to have a Company Material Adverse Effect.  To the extent required in the Company’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property have been paid and the Company or the relevant Subsidiary is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Owned Intellectual Property, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

(b)          To the Knowledge of the Company, none of the Company, its Subsidiaries nor any of their respective activities, products or services infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property right of any Person or constitutes a libel, slander or other defamation of any Person in a manner which would, or which would reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any notice of, and to the Knowledge of the Company, there have been no Actions claiming or alleging the matters described in the preceding sentence in the two (2) year period prior to the date of this Agreement, nor are there any such Actions pending.  There are no Actions pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property right.

(c)          The Company and its Subsidiaries have taken commercially reasonable steps to protect Owned Intellectual Property that the Company and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary.  The Company has a policy requiring (i) each employee of the Company and its Subsidiaries who contributes to the production or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a customary “work made for hire” agreement, and (ii) the Company’s and its Subsidiaries’ consultants that would reasonably be expected to contribute to the production or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or, if effective under applicable Law, a work-made-for-hire provision.  Without limiting the foregoing, the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the Trade Secrets owned and controlled by Company or any of its Subsidiaries that are material to Company and its Subsidiaries taken as a whole that Company and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary.

(d)          The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise materially adversely affect any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property, nor its existing rights to use any Non-Owned Intellectual Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any rights with respect to any Owned Intellectual Property, in each case, material to the business of the Company and its Subsidiaries, (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments under any Contract, or (iv) materially diminish any royalties or other payments to which the Company or its Subsidiaries would otherwise be entitled under any Contract.

(e)          The Company has made available to Parent a true, complete and correct list of the locations of all original negatives (if any) and master copies of any material Library Films owned by the Company or its Subsidiaries, and to the extent such locations are owned or controlled by a third Person, the Company or its Subsidiaries are party to customary access agreements regarding the physical embodiments of any such Library Films (or any elements or portions thereof, or items or materials related thereto), regardless of form or format, at such locations.

(f)          Section 3.13(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all Films-in-Progress (which, with respect to development projects only, shall only include Films-in-Progress for which $200,000 or more is committed and unpaid) and a good faith estimate, as of the date of this Agreement, of all cost commitments with respect to such Films.

(g)          Except as specifically set forth herein, the representations and warranties of the Company under this Section 3.13 exclude any Film (or Intellectual Property related thereto) that is co-owned with Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries currently has any right, title or interest.

Section 3.14         Information Technology; Security and Privacy.

(a)          To the Knowledge of the Company, all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or material to the conduct of the business of the Company and its Subsidiaries, as currently conducted (collectively, “Company IT Systems”), is owned by, or is licensed to (with sufficient rights to use such Company IT Systems as currently used, by the Company or any of its Subsidiaries), free and clear of all Encumbrances (except for Permitted Encumbrances).  The Company IT Systems are in good working condition, in all material respects, to effectively perform all information technology operations for which they are currently used.  The Company and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and commercially reasonable prompt recovery of the data and information material to the conduct of the business of the Company and its Subsidiaries without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.  The Company and its Subsidiaries have in place commercially reasonable maintenance and support agreements for all Company IT Systems.

(b)          The data included in the Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and contained in any database used or maintained by the Company or its Subsidiaries (collectively, the “Company Data”) is owned by or licensed to (with sufficient rights to use such Company Data as currently used) the Company or a Subsidiary, free and clear of all Encumbrances (except for Permitted Encumbrances).

(c)          The Company has established and is in compliance with a written information security program or programs covering the Company and its Subsidiaries in all territories in which it operates that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and, except as set forth in Section 3.14(c) of the Company Disclosure Letter, the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.

(d)          To the extent the Company or any of its Subsidiaries receives, processes, stores, or transmits “cardholder data” (as such term is defined in the Payment Card Industry Data Security Standards (“PCI DSS”), as amended from time to time), the Company or its Subsidiaries that engage in such activities are in compliance with, and have at all times complied with, all material requirements contained in the PCI DSS applicable to such cardholder data that has come into its possession.  To the Knowledge of the Company, the Company and its Subsidiaries have never had a material security breach involving any such cardholder data. No material breach, deficiency or non-compliance was identified in the most recent audit (if any) of the Company and its Subsidiaries relating to compliance with PCI DSS.

Section 3.15         Employee Benefits.

(a)          Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list of each material (i) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Company Plans”).  Except as required by applicable Law, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

(b)          With respect to each Company Plan, the Company has heretofore made available to Parent true, correct and complete copies of each such Company Plan and any amendments thereto, and to the extent applicable, any related trust or other funding vehicle, the latest version of any annual report on Form 5500 filed with the IRS with respect to each Company Plan (if any such report was required) with all required attachments and the most recent summary plan description (if required) and summaries of material modification with respect to any Company Plan for which a summary plan description is required, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code.

(c)          Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, no event has occurred with respect to any Company Plan that would reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries or ERISA Affiliates of any Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d)          Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could reasonably be expected to result in material liability to the Company or its Subsidiaries in respect of such qualified status.  Except as set forth in Section 3.15(d) of the Company Disclosure Letter, no Company Plan is subject to Title IV of ERISA.

(e)          There are no pending or, to the Knowledge of the Company, threatened, Actions or audits involving any Company Plan or by any current or former employee, independent contractor or director against the Company or any of its Subsidiaries, other than routine claims for benefits.

(f)          Neither the Company nor any of its Subsidiaries has any material Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(g)          Except as set forth on Section 3.15(g) of the Company Disclosure Letter, the consummation of the Merger will not (either alone or together with any other event) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation, including any funding requirement, pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.

Section 3.16         Labor.

(a)          Except as set forth on Section 3.16 of the Company Disclosure Letter, and other than guilds and unions or other labor organizations in connection with the development, production and Exploitation of Films (e.g., SAG, DGA, WGA, IATSE, AFTRA and AFM), the Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries.

(b)          Except as would not reasonably be expected to result in a Company Material Adverse Effect, there are (i) no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company or its Subsidiaries, and no labor dispute is pending or, to the Knowledge of the Company, threatened.

(c)          Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in material compliance with all Laws of the United States and any state thereof respecting (i) employment and employment practices, including, but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), and (ii) terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

Section 3.17         Material Contracts.

(a)          Except as set forth in Section 3.17(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):

(i)          any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)         any Contract relating to Indebtedness of any Person (other than (A) Exploitation Contracts and (B) ordinary course arrangements among the Company and its wholly owned Subsidiaries (including arrangements between the Company and a single purpose development, production and or financing subsidiary in each case which is a wholly-owned Subsidiary of the Company) in connection with the development, production, financing and/or Exploitation of Films) in excess of $10 million;

(iii)        any Contract that restricts it from participating or competing in any line of business, market or geographic area other than (x) in connection with the ordinary course development, production, financing and/or Exploitation of Films or (y) any such restriction that is not material to the conduct of the business of the Company and its Subsidiaries taken as a whole;

(iv)        any material joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than ordinary course intercompany arrangements (including arrangements between the Company and a single purpose development, production and or financing subsidiary) in connection with the development, production, financing and/or Exploitation of Films;

(v)         any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees (other than guilds and unions or other labor organizations in connection with the development, production and Exploitation of Films (e.g., SAG, WGA, DGA, IATSE, AFTRA and AFM));

(vi)        any Contract between the Company and any of its Affiliates or any Specified Company Affiliates, other than (A) immaterial Contracts entered into in the ordinary course of business consistent with past practice, and (B) any such Contract solely between or among the Company and/or its wholly owned Subsidiaries;

(vii)       any employment, retention, severance or consulting agreement (other than any “talent” Contract or Contract with other production personnel), and stock option plan, stock incentive plan, stock appreciation rights plan or stock purchase plan;

(viii)      any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;

(ix)         any Material Affiliation Contract;

(x)          any Contract entered into after January 1, 2014 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than licenses of Intellectual Property in the ordinary course of business) or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5 million or more;

(xi)         any Exploitation Contract entered into by the Company or any of its Subsidiaries pursuant to which (A) the Company and its Subsidiaries in the aggregate would, under the current terms of such Contract and not giving effect to any potential profit participation or other similar arrangement, reasonably be expected to receive payments from third parties from the Exploitation of the applicable property in excess of $3 million in the aggregate over the term of such Contract and/or (B) in respect of which the Company or any of its Subsidiaries would reasonably be expected to make payments to third parties for the development, production, acquisition or license of the applicable property in excess of $10 million in the aggregate over the term of such Contract; or

(xii)        any Contract (other than (A) any Contract described in clauses (i) through (xi) above and (B) any Affiliation Contract) under which the remaining amounts due to or payable by the Company and/or its Subsidiaries equals or exceeds $35,000,000.

(b)          As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts.

(c)          Except as set forth or described on Section 3.17(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (iii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, in the case of each of the foregoing, other than as would not be reasonably expected to have a Company Material Adverse Effect.

(d)          Neither the Company nor any of its Subsidiaries (i) has entered into any Exploitation Contract of the type described in Section 3.17(a)(xi) or any Affiliation Contract, in any case that contains any MFN Obligation concerning any economic or financial terms and conditions (including involving the Exploitation of Films by the other party to such Contract) and/or (ii) is in breach or violation of, or in default (with or without notice or lapse of time or both) under any MFN Obligation.

Section 3.18         Insurance.  The Company has made available to Parent prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s assets, employees, operations and Company IT Systems.  All such insurance policies are in full force and effect.  Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy, and all premiums due thereunder have been timely paid. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.19         Environmental Matters.  Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are, and the status of the Leased Property is, in compliance with all applicable Environmental Laws; (b) since January 1, 2013, the Company and its Subsidiaries have obtained and are in compliance with all Governmental Permits required for the operation of their business under applicable Environmental Laws; and (c) the Company and its Subsidiaries are not subject to any pending or, to the Knowledge of the Company, threatened Environmental Claim.  Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no Release of Hazardous Materials at, from, to, on or under any of the properties that are currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any properties to which the Company or any of its Subsidiaries has sent waste.

Section 3.20         Blanket Licenses.

(a)          The Blanket Licenses held by the Company or any of its Subsidiaries are in full force in effect, and, except as set forth in Section 3.20(a) of the Company Disclosure Letter, are not scheduled to expire before the date which is six (6) months following the Effective Time.  There is no active or unresolved Action by any PRO against the Company, and to the Knowledge of the Company, there is no fact, which, if known to any PRO, would constitute the basis for an Action by any PRO, including, the fact that the Blanket Licenses have been disclosed to Parent.  The Company and each of its Subsidiaries is in material compliance with the Blanket Licenses to which it is a party.

(b)         Except as would not reasonably be expected to have a Company Material Adverse Effect, the non-dramatic public performance rights to each and every musical composition which is communicated to the public by means of the Broadcast Services have been acquired by the Company by means of a Blanket License or a direct performance license with the publisher of the applicable composition or is in the public domain throughout the world.

Section 3.21        DGCL Section 203.  Assuming the accuracy of the representations set forth in Section 4.18, the Company has taken all action necessary so that the restrictions on “business combinations” otherwise applicable under Section 203 of the DGCL do not apply to Transaction Documents, the Merger, the Exchange (as contemplated by the Exchange Agreement) and the other transactions contemplated thereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.

Section 3.22         Canada Competition Act.  The Company and its Subsidiaries do not have assets in Canada with an aggregate value in excess of CAD $87 million, nor do the Company and its Subsidiaries have gross revenues from sales in or from Canada generated from assets in Canada in excess of CAD $87 million, all as determined pursuant to Part IX of the Canada Competition Act.

Section 3.23         Investment Canada Act.  The value of the assets of the Company and its Subsidiaries that carry on a Canadian business and of all other entities located in Canada, the control of which will be acquired pursuant to this Agreement, is less than CAD $50 million, as determined pursuant to the Investment Canada Act.

Section 3.24        Opinion of Financial Advisor.  The Company has received the opinion of LionTree Advisors LLC, dated June 29, 2016 to the effect that, as of such date, the Merger Consideration to be received by the holders of Series A Common Stock (other than the Excluded Parties (as defined therein)), solely in their capacity as holders of Series A Common Stock and not in their capacity as holders of Series B Common Stock, if applicable, is fair, from a financial point of view, to such holders of Series A Common Stock.  A copy of such opinion has been, or will promptly be, made available to Parent.

Section 3.25        Brokers.  Except for fees payable to LionTree Advisors LLC and Raine Securities LLC pursuant to engagement letters, copies of which have been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26        Investigation by the Company; Limitation on Warranties.  The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent for such purposes.  In entering into this Agreement, except as expressly provided herein, the Company has relied solely upon its independent investigation and analysis of Parent and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Article IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents filed prior to the date hereof (excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Parent SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Disclosure is responsive to the matters set forth in this Article IV, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1          Organization; Standing and Power.  (a) Parent is duly organized, validly existing and in good standing under the corporate laws of the province of British Columbia, (b) Merger Sub is duly organized, validly existing and in good standing under the laws of the state of Delaware, (c) each of Parent and Merger Sub has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (d) each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the Notice of Articles and Articles of Parent and the certificate of incorporation and bylaws of Merger Sub.

Section 4.2           Capitalization of Parent and Merger Sub.

(a)          The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, no par value and 200,000,000 shares of Parent Preferred Stock, no par value.  As of the close of business on June 23, 2016, (i) 147,634,341 shares of Parent Common Stock were issued and outstanding, (ii) 0 shares of Parent Common Stock were held in treasury by Parent and its Subsidiaries and (iii) no shares of Parent Preferred Stock were issued and outstanding.  All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth above and on Section 4.2(a) of the Parent Disclosure Letter, there are no outstanding (A) shares of capital stock or other voting securities of or ownership interests in Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in Parent, (C) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment or (D) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent.

(b)          All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

(c)          The authorized capital stock of Merger Sub consists solely of One Hundred (100) shares of Merger Sub Common Stock.  As of the date of this Agreement, there are One Hundred (100) shares of Merger Sub Common Stock issued and outstanding, all of which are held directly or indirectly by Parent.  All of the outstanding shares of Merger Sub

Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.  Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

Section 4.3           Authorization.

(a)          Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including the adoption of this Agreement by the sole stockholder of Merger Sub, and, other than (i) the affirmative vote of the holders of a two-thirds majority of the votes cast at the Parent Stockholders’ Meeting, to approve the Parent Common Stock Reorganization and the Parent Common Stock Exchange, and (ii) the affirmative vote of the holders of a majority of votes cast at the Parent Stockholders’ Meeting, to approve the Stock Issuance (collectively, the “Parent Stockholder Approvals”), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due adoption by Parent as aforesaid and the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)          The Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Parent Common Stock Reorganization and the Stock Issuance, are advisable and fair to, and in the best interests of, Parent, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, the Parent Common Stock Reorganization and the Stock Issuance, (iii) recommended that the Parent Stockholders approve the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance and (iv) directed that the proposals to approve the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance be submitted to the Parent Stockholders for their approval.

(c)          The Board of Directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.

Section 4.4           Consents and Approvals; No Violations.

(a)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, the Competition Laws of Germany and the Investment Canada Act, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S.  federal and state or foreign securities Laws and (iv) the filing of one or more Certificates of Merger or other documents as required by the DGCL.

(b)           Except as set forth on Section 4.4(b) of the Parent Disclosure Letter, the execution, delivery and, subject to the Parent Stockholder Approvals, performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including the Debt Financing) do not and will not (i) conflict with or violate any provision of the organizational documents of Parent and Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Parent Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent or Merger Sub except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5           SEC Reports and Financial Statements.

(a)          Parent has timely filed with, or furnished to, as applicable, the SEC and the Canadian securities administrators, all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Parent since April 1, 2014 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments).

(c)          Except as set forth on Section 4.5 of the Parent Disclosure Letter, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d)          Parent has timely responded to all comment letters from the Staff of the SEC relating to the Parent SEC Documents and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive.  Except as set forth on Section 4.5 of the Parent Disclosure Letter, none of the Parent SEC Documents filed on or prior to the date hereof is, to the Knowledge of Parent, subject to ongoing SEC review or investigation.

(e)          Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.6           No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheet of Parent dated March 31, 2016 included in the Form 10-K filed by Parent with the SEC on May 25, 2016 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance of with GAAP except (a) Liabilities incurred since March 31, 2016, in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Parent Material Adverse Effect and (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Parent SEC Documents.

Section 4.7           Absence of Certain Changes.  Since March 31, 2016, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Parent Material Adverse Effect and (b) the Parent and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.

Section 4.8           Litigation.  Except as set forth on Section 4.8 of the Parent Disclosure Letter, as of the date of this Agreement, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets that if decided adversely against the Parent would reasonably be likely to have a Parent Material Adverse Effect.

Section 4.9           Compliance with Applicable Laws.

(a)          Except as set forth on Section 4.9 of the Parent Disclosure Letter, since April 1, 2014, Parent and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects with all applicable Laws.  No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Authority indicated an intention to conduct any such investigation or review;

(b)          Parent and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all such Governmental Permits and, to the Knowledge of Parent, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification; and

(c)          Parent is not an “investment company” under the Investment Company Act of 1940.

Section 4.10         Tax.  Except as would not reasonably be expected to have a Parent Material Adverse Effect and except as otherwise set forth in Section 4.10 of the Parent Disclosure Letter:

(a)          (i) all Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries (and, to the Knowledge of Parent, all Tax Returns required to be filed by any Person (other than the Company and its Subsidiaries) with respect to or on behalf of any affiliated, consolidated, combined, unitary or similar group for Tax purposes of which Parent or any of its Subsidiaries is or has been a member) have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are true, accurate and complete in all respects and have been prepared in compliance with all applicable Laws; and (iii) all Taxes due and payable by Parent or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, customer, independent contractor or other third party) have been timely paid, or collected, deducted and withheld and remitted to the appropriate Tax Authority; except, in the case of each of clauses (i) through (iii), for Taxes or Tax matters contested in good faith and that have been adequately provided for, in accordance with GAAP, in the Parent SEC Documents filed prior to the date hereof;

(b)          the accruals and reserves for Taxes reflected in the consolidated financial statements included in the Parent SEC Documents are adequate, in accordance with GAAP, and cover all Taxes of Parent and its Subsidiaries for periods (or portions thereof) ending on or prior to the date of such consolidated financial statements;

(c)          since January 1, 2013, no written claim has been made by any Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;

(d)          there are no Encumbrances on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(e)           (i) no outstanding written claim has been received by, and no audit, action or proceeding is in progress, against or with respect to Parent or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against Parent or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;

(f)          neither Parent nor any of its Subsidiaries (i) has been, since January 1, 2009, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, aggregate or similar group for state, local or foreign Tax purposes, other than a group of which Parent or any of its Subsidiaries is the common parent, (ii) has any Liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by Contract or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than commercial agreements the primary purpose of which does not relate to Taxes);

(g)          no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for Parent or any of its Subsidiaries;

(h)          neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) adjustment pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting made prior to the Closing, (ii) installment sale, intercompany transaction or open transaction disposition made on or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law);

(i)          neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) which distribution is part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement;

(j)          neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or any similar provision of state, local or foreign Law;

(k)          Parent is not controlled by a “non-resident corporation” for purposes of Section 212.3 of the Income Tax Act (Canada).

Section 4.11         Intellectual Property.

(a)          Except as set forth on Section 4.11 of the Parent Disclosure Letter, to the Knowledge of Parent, Parent or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use, the Parent Intellectual Property in the manner that Parent and its Subsidiaries as currently use such Parent Intellectual Property to conduct their businesses, free and clear of all Encumbrances (except for Permitted Encumbrances).  Except as set forth on Section 4.11 of the Parent Disclosure Letter, to the Knowledge of Parent, there are no material proceedings, cognizable claims or challenges that cause or would cause any Parent Owned Intellectual Property to be invalid or unenforceable, and the Parent has not received any notice in writing or subsequent correspondence from any Person in the two (2) year period prior to the date of this Agreement bringing or threatening to bring such Actions.  Neither Parent nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Parent Owned Intellectual Property except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.  To the extent required in Parent’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property have been paid and Parent or the relevant Subsidiary is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Owned Intellectual Property except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          Except as set forth on Section 4.11 of the Parent Disclosure Letter, to the Knowledge of Parent, none of Parent, its Subsidiaries nor any of their respective activities, products or services infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property right of any Person or constitutes a libel, slander or other defamation of any Person in a manner which would, or which would reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth on Section 4.11 of the Parent Disclosure Letter, Parent has not received any notice of, and to the Knowledge of Parent, there have been no Actions claiming or alleging the matters described in the preceding sentence in the two (2) year period prior to the date of this Agreement, nor are there any such Actions pending.  Except as set forth on Section 4.11 of the Parent Disclosure Letter, there are no Actions pending in which Parent or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property right.

(c)          Parent and its Subsidiaries have taken commercially reasonable steps to protect Owned Intellectual Property that the Parent and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary.  Parent has a policy requiring (i) each employee of Parent and its Subsidiaries who contributes to the production or development of any Owned Intellectual Property for or on behalf of the Parent or any of its Subsidiaries to execute a customary “work made for hire” agreement, and (ii) the Parent’s and its Subsidiaries’ consultants that would reasonably be expected to contribute to the production or development of any Owned Intellectual Property for or on behalf of Parent or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or, if effective under applicable Law, a work-made-for-hire provision.  Without limiting the foregoing, Parent and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the Trade Secrets owned and controlled by Parent or any of its Subsidiaries that are material to Parent and its Subsidiaries taken as a whole that Parent and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary.

(d)          Except as would not reasonably be expected to have a Parent Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise adversely affect any right, title or interest of the Parent or any of its Subsidiaries in any Owned Intellectual Property, nor its existing rights to use any Non-Owned Intellectual Property, (ii) grant or require the Parent or any Subsidiary to grant to any Person any rights with respect to any Owned Intellectual Property, in each case, material to the business of the Parent and its Subsidiaries, (iii) subject Parent or any of its Subsidiaries to any material increase in royalties or other payments under any Contract, or (iv) materially diminish any royalties or other payments to which Parent or its Subsidiaries would otherwise be entitled under any Contract.

(e)          Section 4.11(e) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, all Films-in-Progress and a good faith estimate, as of the date of this Agreement, of all cost commitments with respect to Films that have an aggregate cost commitment in excess of fifty million dollars ($50,000,000) per Film.

(f)          Except as specifically set forth herein, the representations and warranties of Parent under this Section 4.11 exclude any Film (or Intellectual Property related thereto) that is co-owned with Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries currently has any right, title or interest.

Section 4.12         Material Contracts.

(a)          Except as set forth in Section 4.12(a) of the Parent Disclosure Letter, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Parent Material Contract”):

(i)          any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)         any Contract relating to Indebtedness of any Person (other than (A) Exploitation Contracts and (B) ordinary course arrangements among Parent and its wholly owned Subsidiaries (including arrangements between Parent and a single purpose development, production and or financing subsidiary in each case which is a wholly-owned Subsidiary of Parent) in connection with the development, production, financing and/or Exploitation of Films) in excess of $25 million;

(iii)        any Contract that restricts it from participating or competing in any line of business, market or geographic area other than (x) in connection with the ordinary course development, production, financing and/or Exploitation of Films or (y) any such restriction that is not material to the conduct of the business of Parent and its Subsidiaries taken as a whole;

(iv)         any material joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than ordinary course intercompany arrangements (including arrangements between the Company and a single purpose development, production and or financing subsidiary) in connection with the development, production, financing and/or Exploitation of Films;

(v)         any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees (other than guilds and unions or other labor organizations in connection with the development, production and Exploitation of Films (e.g., SAG, WGA, DGA, IATSE, AFTRA and AFM));

(vi)        any Contract between Parent and any of its Affiliates or any Specified Parent Affiliates, other than (A) immaterial Contracts entered into in the ordinary course of business consistent with past practice, and (B) any such Contract solely between or among Parent and/or its wholly owned Subsidiaries;

(vii)        any material Contract that would terminate by its terms in connection with the transactions contemplated hereby and the termination of which would reasonably be expected to have a Parent Material Adverse Effect;

(viii)       any Contract entered into after January 1, 2014 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than licenses of Intellectual Property in the ordinary course of business) or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $50 million or more;

(ix)         any employment, retention, severance or consulting agreement (other than any “talent” Contract), and stock option plan, stock incentive plan, stock appreciation rights plan or stock purchase plan related to Parent’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act);

(x)          any Exploitation Contract entered into by Parent or any of its Subsidiaries pursuant to which (A) Parent and its Subsidiaries in the aggregate would, under the current terms of such Contract and not giving effect to any potential profit participation or other similar arrangement, reasonably be expected to receive payments from third parties from the Exploitation of the applicable property in excess of $50 million in the aggregate over the term of such Contract and/or (B) in respect of which the Parent or any of its Subsidiaries would reasonably be expected to make payments to third parties for the development, production, acquisition or license of the applicable property in excess of $50 million in the aggregate over the term of such Contract; or

(xi)         any Contract under which the remaining amounts due to or payable by Parent and/or its Subsidiaries equals or exceeds $35,000,000.

(b)          As of the date of this Agreement, Parent has made available to the Company true, correct and complete copies of all Parent Material Contracts.

(c)          As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to a Parent Material Contract, is in breach or violation of, or in default under, any Parent Material Contract and (ii) each Parent Material Contract is valid and binding on each of Parent and its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of Parent and its Subsidiaries, as applicable and, to the Knowledge of Parent, each other party thereto, other than as would not be reasonably expected to have a Parent Material Adverse Effect.

(d)          Neither the Parent nor any of its Subsidiaries (A) has entered into any Exploitation Contract of the type described in Section 4.12(a)(x) or any Affiliation Contract, in any case that contains any MFN Obligation concerning any economic or financial terms and conditions (including involving the Exploitation of Films by the other party to such Contract) and/or (ii) is in breach or violation of, or in default (with or without notice or lapse of time or both) under any MFN Obligation.

Section 4.13         Opinion of Financial Advisor.  Parent has received the opinion of PJT Partners LP, dated June 30, 2016, to the effect that, as of such date, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent.  A copy of such opinion has been, or will promptly be, made available to the Company.

Section 4.14         Brokers.  Except for fees payable to PJT Partners LP, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank N.A., Bank of America N.A., and Deutsche Bank AG, pursuant to engagement letters, copies of which have been provided to the Company at least 10 days prior to the Closing, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.15         Information Technology; Security and Privacy.

(a)          To the Knowledge of Parent, all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or material to the conduct of the business of Parent and its Subsidiaries, as currently conducted (collectively, “Parent IT Systems”), is owned by, or is licensed to (with sufficient rights to use such Parent IT Systems as currently used, by Parent or any of its Subsidiaries, free and clear of all Encumbrances (except for Permitted Encumbrances).  The Parent IT Systems are in good working condition in all material respects, to effectively perform all information technology operations for which they are currently used.  Parent and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and commercially reasonable prompt recovery of the data and information material to the conduct of the business of Parent and its Subsidiaries without material disruption to, or material interruption in, the conduct of the business of Parent and its Subsidiaries.  Parent and its Subsidiaries have in place commercially reasonable maintenance and support agreements for all Parent IT Systems.

(b)          The data included in the Parent Owned Intellectual Property that is material to the business of Parent and its Subsidiaries and contained in any database used or maintained by Parent or its Subsidiaries (collectively, the “Parent Data”) is owned by or licensed to (with sufficient rights to use such Company Data as currently used) Parent or a Subsidiary, free and clear of all Encumbrances (except for Permitted Encumbrances).

(c)          Parent has established and is in compliance with a written information security program or programs covering the Parent and its Subsidiaries in all territories in which it operates that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary Parent Data and (ii) is designed to protect against unauthorized access to the Parent IT Systems, Parent Data, and, except as set forth in Section 4.15(c) of the Parent Disclosure Letter, the systems of any third party service providers that have access to (A) Parent Data or (B) Parent IT Systems.

(d)          To the extent Parent or any of its Subsidiaries receives, processes, stores, or transmits “cardholder data” as such term is defined in the PCI DSS, Parent or its Subsidiaries that engage in such activities are in compliance with, and have at all times complied with, all material requirements contained in the PCI DSS applicable to such cardholder data that has come into its possession.  To the Knowledge of Parent, Parent and its Subsidiaries have never had a material security breach involving any such cardholder data.  No material breach, deficiency or non-compliance was identified in the most recent audit (if any) of Parent and its Subsidiaries relating to compliance with PCI DSS.

Section 4.16         Financing.

(a)          Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of June 27, 2016, among Parent and JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc., including all exhibits, schedules, annexes and amendments to such commitment letter in effect as of the date of this Agreement, together with copies of each fee letter associated therewith (excluding provisions related solely to fees agreed to by the parties and with customary redaction of economic information) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof the commitment parties thereto have agreed and committed to provide the debt financing set forth therein (the “Debt Financing”).

(b)          The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement.  As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)          There are no conditions precedent to the funding of the full amount of the Debt Financing, other than as set forth in the Commitment Letter.

(d)          Assuming the Debt Financing is funded in accordance with the Commitment Letter, the financial resources of Parent including cash on hand and the proceeds of loans available under existing credit facilities of Parent on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of Parent’s obligations pursuant to Article II, and of all fees and expenses reasonably expected to be incurred in connection herewith.

(e)           As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (B) assuming the accuracy in all material respects of the representations and warranties contained in Article III hereof, and the compliance by the Company in all material respects with all of its covenants contained in this Agreement, to the Knowledge of Parent, there are no facts or circumstances that would cause the conditions to the Debt Financing to not be satisfied or the Debt Financing, or any other funds necessary for the satisfaction of all of Parent’s obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith, to not be available to Parent on or prior to the Closing Date. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Section 4.17         Investigation by Parent; Limitation on Warranties.  Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, except as expressly provided herein, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 4.18         Ownership of Company Common Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.19         Parent Articles and Parent Common Stock Exchange.

(a)          (i) A form of the Notice of Articles and Articles of Parent to be in effect immediately prior to the Effective Time (subject to the receipt of the Parent Stockholder Approvals) is attached to this Agreement as Exhibits A-1 and A-2, respectively, and (ii) a form of the resolution to be submitted to the Parent stockholders relating to the Parent Common Stock Reorganization is attached to this Agreement as Exhibit A-3.

(b)          A true, correct and complete copy of the steps to be taken by Parent in order to complete the Parent Common Stock Exchange is set forth on Section 4.19(b) of the Parent Disclosure Letter.

(c)          A form of the Notice of Articles and Articles of Parent to be in effect as of and after the Effective Time (subject to the receipt of the Parent Stockholder Approvals) is attached to this Agreement as Exhibits A-4 and A-5, respectively.

Article V
COVENANTS

Section 5.1           Operating Covenants of the Company and Certain Covenants of Parent.

(a)          Conduct of Business of the Company.  From the date hereof until the Effective Time, except (x) as required or contemplated by this Agreement or as set forth on Section 5.1(a) of the Company Disclosure Letter, or (y) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as required or contemplated by this Agreement, or (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)          Governing Documents.  The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;

(ii)         Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plans and outstanding as of the date of this Agreement, (B) enter into any amendment of any term of any of its outstanding securities or (C) except as set forth in Section 5.1(a)(ix)(D), accelerate the vesting of any options or other equity awards, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of the Company Plans as in effect on the date hereof or entered into following the date hereof in accordance with this Section 5.1(a)(ii) or 5.1(a)(ix) below; provided, however, that (1) (A) to the extent expressly required under any Company Plan or (B) in the ordinary course of business consistent with past practice, the Company may grant to employees of the Company or any of its Subsidiaries Company Equity Awards, which for the avoidance of doubt shall be in the form and contain the terms of such awards used in the ordinary course for these purposes, and which Company Stock Options shall have an exercise price not less than the fair market value of the Company Common Stock covered by such Company Stock Options determined as of the date of the grant of such Company Stock Options), under the Incentive Plans; and (2) the Company may, in the ordinary course of business consistent with past practice, grant to any non-employee director Company Equity Awards in an amount that the Company, in its most recent proxy statement filed prior to the date of this Agreement, stated are granted to each outside director annually.

(iii)        No Dispositions.  Except as set forth on Section 5.1(a)(iii) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible or intangible property or tangible or intangible assets of the Company or any of its Subsidiaries, in either case which is material to the Company and its Subsidiaries, except (A) in the ordinary course of business consistent with past practice on arms-length terms and in an amount not to exceed $3 million in the aggregate or (B) to the Company or a wholly owned Subsidiary of the Company;

(iv)        No Acquisitions.  Except as set forth in Section 5.1(a)(iv) of the Company Disclosure Letter, and except for the dissolution or reorganization of single purpose production, development and financing Subsidiaries in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (A)

acquire or agree to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, the assets of any corporation, partnership, association or other business organization or division thereof having assets or businesses with a fair market value in excess of $5 million in the aggregate or (B) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the dissolution, reorganization or other similar activities in connection with single-purpose development, production and financing Subsidiaries in the ordinary course of business consistent with past practice), except, in the case of clause (A), that the Company and its Subsidiaries may acquire rights in Intellectual Property (including Exploitation rights in accordance with existing Contracts) from third parties in the ordinary course of business consistent with past practice; provided that (x) the aggregate amount to be paid for any such rights in Intellectual Property shall not exceed $5 million, (y) the Company shall reasonably and meaningfully consult with Parent prior to acquisitions of any rights in Intellectual Property that exceed $3 million, individually; and in the case of clause (B), that a wholly owned Subsidiary of the Company may merge with a wholly owned Subsidiary of the Company, and (z) for the avoidance of doubt, the Company and its Subsidiaries shall not take any action pursuant to this Section 5.1(a)(iv) that would constitute a breach of Section 5.1(a)(vi);

(v)         Dividends; Changes in Stock.  Except as set forth on Section 5.1(a)(v) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose and commit to, (A) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company) or enter into any voting agreement with respect to the capital stock of the Company, other than (x) the Principal Company Stockholders Voting Agreement and (y) the Principal Parent Stockholder Voting Agreements, (B) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards);

(vi)        Television Production and Distribution.  The Company shall not, and shall not permit any of its Subsidiaries to, (A) “green light” any television series, (B) commit to the acquisition, development or financing of any television series or (C) enter into or commit to enter into any agreement providing for the exhibition, release, reproduction, performance, display, broadcast, telecast, distribution, co-ownership, co-production, co-financing or co-branding of any television series produced or to be produced by the Company or its Subsidiaries, except to the extent the taking of any actions prohibited by this Section 5.1(a)(vi) does not create outstanding obligations (including talent deals and such other contingent or future payments or commitments) in excess of (x) for the year ending December 31, 2016, the aggregate amount set forth in the Company Budget for “Investment in Films and Television Programs” plus an additional 10% of such amount (the “2016 Production Cap”) and (y) for the year ending December 31, 2017, the 2016 Production Cap plus any applicable amounts of the amount set forth in clause (x) that were unspent as of January 1, 2017 (the “2017 Production

Cap”); provided that the Company shall reasonably and meaningfully consult with Parent prior to taking any action described in this Section 5.1(a)(vi) that, for actions taken during the year ending December 31, 2016, is within the 2016 Production Cap and, for actions taken during the year ending December 31, 2017, is within the 2017 Production Cap;

(vii)       Investments; Indebtedness.  Except (x) as set forth on Section 5.1(a)(vii) of the Company Disclosure Letter, (y) limited recourse production financings in the ordinary course of business and consistent with past practice in connection with the development, production and/or Exploitation of Films or (z) loans or advances as contractually required by that certain License Agreement, dated as of December 21, 2010, as amended December 4, 2014 and February 1, 2016, by and between Anchor Bay and the Weinstein Company (provided that, in the case of this clause (z), the Company shall have reasonably and meaningfully consulted with Parent prior to making any such loan or advance to the extent such loan or advance is not on its face required by the terms of such agreement), the Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (B) incur, assume or modify any Indebtedness, except for the incurrence of Indebtedness under the Credit Agreement, dated as of April 20, 2015, among the Company, as the borrower, The Bank of Nova Scotia, as the administrative agent, and the other parties thereto (as amended prior to the date hereof, the “Company Credit Agreement”) not in excess of $5 million in the aggregate, or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the debt securities, Indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries to the extent required by the existing Indebtedness of the Company or such Subsidiary as in effect on the date hereof and excluding guarantees of production that are reflected in production budgets);

(viii)      Material Contracts.  Except as otherwise set forth in this Agreement or in Section 5.1(a)(viii) of the Company Disclosure Letter , the Company shall not, and shall not permit any of its Subsidiaries to, (A) other than in the ordinary course of business consistent with past practice (provided that the foregoing exception for ordinary course conduct shall not apply to any Material Affiliation Contract) (x) materially amend, cancel, terminate or extend any Company Material Contract, (y) waive, release or assign, in any respect, any rights or obligations under any Company Material Contract or (z) enter into any Contract which would have been a Material Contract if entered into prior to the date hereof, or (B) cause, permit or otherwise allow any Material Affiliation Contract which would expire or terminate pursuant to its terms prior to the Closing to terminate or expire, or amend or extend any such Material Affiliation Contract, without first giving Parent reasonable notice upon the earlier of (x) commencement of negotiation with respect to any amendment or extensions thereof or (y) sixty (60) days prior to such expiration or termination and, in each case, reasonably and meaningfully consulting with Parent on all actions to be taken with respect to such Material Affiliation Contract, including any amendments, cancellations, terminations, or extensions thereof; provided that, for the avoidance of doubt, in the case of clause (B), in no event shall Parent’s consent be required for any actions taken with respect to any such Material Affiliation Contract;

(ix)         Benefits Changes.  Except (x) as set forth on Section 5.1(a)(ix)-1 of the Company Disclosure Letter, (y) as required by any Company Plan listed on Section 3.15(a) of the Company Disclosure Letter or (z) as required by any Company Plan entered into following the date hereof as permitted by the terms of this Section 5.1(a)(ix), the Company shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider or increase the compensation expense of the Company and its Subsidiaries, except for (1) annual merit-based and promotion-based base pay increases for employees of the Company and its Subsidiaries who are non-executive officers in the ordinary course of business consistent with past practice that do not exceed five percent (5%) in the aggregate and (2) customary year-end bonus awards granted in the ordinary course of business consistent with past practice, in accordance with Company Plans, subject to the limitations set forth on Section 5.1(a)(ix)-2 of the Company Disclosure Letter, (B) establish, adopt, or enter into any new, collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, retention or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (C) amend, other than in immaterial respects that do not increase the benefits or the annual cost of providing benefits under, any existing Company Plan, except as may be required to comply with applicable Laws, (D) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of the Company Plans (except for any acceleration of Company Equity Awards in connection with the cessation of any Person’s employment with the Company or any of its Subsidiaries (other than any Person who is a “named executive officer” as described in the Company’s proxy statement for the 2015 annual meeting of stockholders) to the extent that such acceleration is not inconsistent with ordinary course past practice), (E) hire any new officer, employee, consultant or other service provider; provided that the Company shall be permitted to (1) hire employees with an annual base salary below $200,000 in the ordinary course of business consistent with past practice and (2) take the actions as set forth on Section 5.1(a)(ix)-3 of the Company Disclosure Letter; or (F) terminate any employee or officer of the Company or any of its Subsidiaries other than for “just cause” (as determined in the ordinary course of business consistent with past practices) (except as set forth on Section 5.1(a)(ix)-3 of the Company Disclosure Letter); provided, however, that nothing in this Section 5.1(a)(ix) shall prohibit (x) the Company from adopting a retention plan on terms set forth on Section 5.1(a)(ix)-4 of the Company Disclosure Letter or (y) the Company or any of its Subsidiaries from entering into Contracts with talent and/or other production personnel in the ordinary course consistent with past practice; provided that the Company shall reasonably and meaningfully consult with Parent prior to entering into any Contract with talent and/or production personnel that constitutes an overhead deal that would result in annual overhead expenses less than or equal to $250,000 individually, or $1 million in the aggregate, and except as set forth on Section 5.1(a)(ix)-5 of the Company Disclosure Letter, any such Contracts in excess of such amounts shall require Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed);

(x)          Accounting Matters.  The Company shall not materially change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law;

(xi)         Tax Matters.  Except as required by applicable Law or in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) amend any material Tax Return other than the Tax Returns set forth in Section 5.1(a)(xi) of the Company Disclosure Letter, (C) enter into any closing agreement with any Tax Authority, (D) settle or compromise any material Tax Liability or any Tax claim, audit, investigation or other proceeding with respect to a material amount of Taxes, (E) surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (G) change any Tax accounting period or any material method of Tax accounting;

(xii)        Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than any capital expenditure that is made in the ordinary course of business consistent with past practice; provided that the aggregate amount of all such capital expenditures shall not exceed (A) for the year ending December 31, 2016, the aggregate amount of capital expenditures set forth in the Company Budget plus an additional 10% of such amount (the “2016 Capex Cap”), and (B) for the year ending December 31, 2017, the 2016 Capex Cap plus an additional 5% of such amount;

(xiii)       Discharge of Liabilities.  Except as contemplated by Section 5.13, the Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any Actions or Liabilities or consent to the entry of any Order, other than any payment, discharge, settlement, satisfaction or consent with respect to Actions or Liabilities unrelated to any Company Intellectual Property in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than $10 million in the aggregate;

(xiv)      Transactions with Affiliates.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement with an Affiliate or any Specified Company Affiliate, other than any (A) immaterial Contracts entered into in the ordinary course of business consistent with past practice, and (B) such Contract solely between or among the Company and/or its wholly owned Subsidiaries;

(xv)       Certain Actions.  The Company shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;

(xvi)      Line of Business. The Company shall not, and shall not permit its Subsidiaries to, enter into any material line of business other than the lines of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement;

(xvii)     Insurance.  The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee (other than ordinary course production policies that expire in accordance with their terms and the liability for which is covered by other insurance policies or arrangements of the Company without any impairment to the terms of coverage) to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

(xviii)    General.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b)          Conduct of Business of Parent.  From the date hereof until the Effective Time, except (x) as required or contemplated by this Agreement or (y) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and employees. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as required or contemplated by this Agreement or (2) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)          Governing Documents.  Parent shall not amend or propose to amend its Notice of Articles and Articles or adopt bylaws or similar organizational or governance documents, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;

(ii)         Certain Actions.  Parent shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;

(iii)        Issuance of Securities.  Parent shall not, and shall not permit any of its Subsidiaries to, (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of Parent or any of its Subsidiaries, other than (i) the issuance of Parent Common Stock issuable pursuant to restricted stock units, stock appreciation rights or stock options under Parent’s equity incentive plans and outstanding as of the date of this Agreement or granted following the date hereof in the ordinary course of business consistent with past practice, provided that such awards shall be in the form and terms used in the ordinary course of business for these purposes and any such options shall have an exercise price not less than the fair market value of the Parent Common Stock covered by such options determined as of the time of the grant of such options, (ii) pledges, encumbrances or transfers in order to secure indebtedness of Parent or any Subsidiary thereof in accordance with the terms thereof, (iii) issuances, sales and transfers to Parent or any of its Subsidiaries, (iv) issuances of up to $150 million of Parent Common Stock in connection with the acquisition, by merger, consolidation or otherwise, or purchase of a substantial equity interest in, or a substantial portion of, the assets of any corporation, partnership, association or other business organization or division thereof, and (v) issuances in connection with preemptive rights pursuant to the Investor Rights Agreement, dated as of November 10, 2015, by and among MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Lions Gate Entertainment Corp., Liberty Global plc, Discovery Communications, Inc. and the Mammoth Funds, or (B) enter into any amendment of any term of any of its outstanding securities or (C) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests (other than any acceleration in connection with the cessation of any Person’s employment with Parent or any of its Subsidiaries, to the extent that such acceleration is effected in the ordinary course of business consistent with past practice); provided that intercompany loans and issuances of securities by Parent or any of its wholly owned Subsidiaries to Parent or any of its wholly owned Subsidiaries shall not be subject to this Section 5.1(b)(iii);

(iv)        Dividends; Changes in Stock.  Except as set forth on Section 5.1(b)(iv) of the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose and commit to, (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Parent (other than any dividend or distribution by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent) or enter into any voting agreement with respect to the capital stock of Parent, other than the Parent Stockholder Agreement, (B) reclassify, combine, split or subdivide any capital stock of Parent (including in connection with a rights offering) or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any capital stock or other equity interests of Parent or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any equity awards of Parent);

(v)         Accounting Matters.  Parent shall not change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law;

(vi)        Dissolution.  Parent shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent;

(vii)       Line of Business.  Parent shall not, and shall not permit its Subsidiaries to, enter into any material line of business other than the lines of business in which Parent and its Subsidiaries is currently engaged as of the date of this Agreement; or

(viii)      General.  Parent shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2           No Solicitation by Company.

(a)          Alternative Company Transaction.  The Company will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Company Transaction Proposal.  The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.  The Company shall not, and shall cause its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal, except as provided herein.

(b)          Superior Company Proposal.  Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.2 and which the Board of Directors of the Company determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a Superior Company Proposal, and that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company may then take the following actions:

(i)          Furnish any nonpublic information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Company Transaction Proposal; provided that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement, dated as of June 27, 2014, between the Company and Parent (as amended, the “Confidentiality Agreement”); and

(ii)         Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Company Transaction Proposal.

(c)          Notification.  In addition to the obligations of the Company set forth in Sections 5.2(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal, the Company shall provide Parent with an initial written notice of such Alternative Company Transaction Proposal.  In addition, the Company shall provide Parent as promptly as practicable (and in any event within forty-eight (48) hours) with all information provided pursuant to Section 5.2(b)(i) and all other information as is reasonably necessary to keep Parent reasonably currently informed of all written or material oral communications regarding, and the status of any such Alternative Company Transaction Proposal and any related discussions or negotiations.

(d)          Change of Recommendation; Termination.  Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent in any material respect) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent in any material respect), the approval, recommendation or declaration of advisability by such Board of Directors of this Agreement or such committee thereof, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Company Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a “Company Acquisition Agreement”) (A) constituting, or relating to, any Alternative Company Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approval, (x) solely in response to a Company Intervening Event or Superior Company Proposal, the Board of Directors of the Company may make a Company Adverse Recommendation Change and (y) solely in response to a Superior Company Proposal, the Board of Directors of the Company may terminate this Agreement pursuant to Section 7.1(c)(i) and substantially concurrently enter into a Company Acquisition Agreement, if, in the case of either clause (x) or (y), as applicable, all of the following conditions are met:

(i)          in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal;

(ii)         the Company Stockholder Approval has not been obtained;

(iii)        the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that, in light of such Company Intervening Event or Superior Company Proposal, the failure to make a Company Adverse Recommendation Change or, solely in response to a Superior Company Proposal, terminate this Agreement and enter into a Company Acquisition Agreement, would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(iv)        the Company has (A) provided to Parent four (4) Business Days’ prior written notice (the “Company Notice Period”) which shall state expressly (1) that it has received a Superior Company Proposal or that there has been a Company Intervening Event, (2) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Company Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Company Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Company Proposal shall require a new notice, provided that the Company Notice Period in connection with any such new notice shall be three (3) Business Days) and (3) that it intends to make a Company Adverse Recommendation Change or, solely in response to a Company Superior Proposal, terminate this Agreement and enter into a Company Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Company Adverse Recommendation Change or terminating this Agreement, as applicable, to the extent requested by Parent, engaged in good faith negotiations with Parent during the Company Notice Period to amend this Agreement, and, after such negotiations, the Board of Directors of the Company again makes the determination described in Section 5.2(d)(iii); and

(v)         the Company shall have complied with Section 5.2 in all material respects.

(e)          Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.2. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.2(e) includes a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement.

Section 5.3           No Solicitation by Parent.

(a)          Alternative Parent Transaction.  Parent will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of Parent and its Subsidiaries to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Parent Transaction Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Parent or any of its Subsidiaries is a party relating to any such Alternative Parent Transaction Proposal.  Parent will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Parent Transaction Proposal to

return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Parent or any of its Subsidiaries.  Parent shall not, and shall cause its Subsidiaries and each of the directors, officers and employees of Parent and its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Parent Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Parent Transaction Proposal, except as provided herein.

(b)          Superior Parent Proposal.  Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, in the event that Parent receives after the date of this Agreement and prior to obtaining the Parent Stockholder Approvals, a bona fide written Alternative Parent Transaction Proposal which did not result from a breach of this Section 5.3 and which the Board of Directors of Parent determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a Superior Parent Proposal, and that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, Parent may then take the following actions:

(i)          Furnish any nonpublic information with respect to Parent and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Parent Transaction Proposal; provided that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement; and

(ii)         Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Parent Transaction Proposal.

(c)          Notification.  In addition to the obligations of Parent set forth in Sections 5.3(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Parent Transaction Proposal, Parent shall provide the Company with an initial written notice of such Alternative Parent Transaction Proposal.  In addition, Parent shall provide the Company as promptly as practicable (and in any event within forty-eight (48) hours) with all information provided pursuant to Section 5.3(b)(i) and all other information as is reasonably necessary to keep the Company reasonably currently informed of all written or material oral communications regarding, and the status of any such Alternative Parent Transaction Proposal and any related discussions or negotiations.

(d)          Change of Recommendation.  Neither the Board of Directors of Parent nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to the Company in any material respect) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Company in any material respect), its approval and recommendation that stockholders vote in favor of the Stock Issuance, the Parent Common Stock Reorganization and the Parent Common Stock Exchange or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Parent Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a “Parent Acquisition Agreement”) (A) constituting, or relating to, any Alternative Parent Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 5.3(d) or in any other provision of this Agreement, at any time prior to obtaining the Parent Stockholder Approvals, but solely in response to a Parent Intervening Event or Superior Parent Proposal, the Board of Directors of Parent may make a Parent Adverse Recommendation Change if and only if all of the following conditions are met:

(i)          in the case of a Superior Parent Proposal, such Superior Parent Proposal has been made and has not been withdrawn and continues to be a Superior Parent Proposal;

(ii)         the Parent Stockholder Approvals have not been obtained;

(iii)        the Board of Directors of Parent has determined in good faith, after consultation with its outside legal counsel, that, in light of such Parent Intervening Event or Superior Parent Proposal, the failure to make a Parent Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(iv)        Parent has (A) provided to the Company four (4) Business Days’ prior written notice (the “Parent Notice Period”) which shall state expressly (1) that it has received a Superior Parent Proposal or that there has been a Parent Intervening Event, (2) in the case of a Superior Parent Proposal, the material terms and conditions of the Superior Parent Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Parent Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Parent Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Parent Proposal shall require a new notice, provided that the Parent Notice Period in connection with any such new notice shall be three (3) Business Days) and (3) that it intends to make a Parent Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Parent Adverse Recommendation Change, to the extent requested by the Company, engaged in good faith negotiations with the Company during the Parent Notice Period to amend this Agreement, and, after such negotiations, the Board of Directors of Parent again makes the determination described in Section 5.3(d)(iii); and

(v)         Parent shall have complied with Section 5.3 in all material respects.

(e)          Tender Offer Rules.  Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall Parent or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.3.  For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.3(e) includes a Parent Adverse Recommendation Change, it shall be deemed to be a Parent Adverse Recommendation Change for all purposes under this Agreement.

Section 5.4           Preparation of SEC Documents; Stockholders’ Meetings.

(a)          Registration Statement and Prospectus.

(i)          As promptly as practicable following the date hereof, and in any event within thirty (30) Business Days following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included.  Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and applicable Canadian securities laws, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby.  Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement.  The Company will cause the Proxy Statement to be mailed to Company Stockholders and Parent will cause the Proxy Statement to be mailed to Parent Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)         All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings to the Company Stockholders or the Parent Stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment by the other party.

(iii)        Each of Parent and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all Orders of the SEC relating to the Registration Statement.

(iv)        Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), and at the date it is first mailed to the Parent Stockholders and at the time of the meeting of Parent Stockholders (the “Parent Stockholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)         If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers, or any Specified Company Affiliate or any Specified Parent Affiliate is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

(b)          The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Company Stockholder Approval and shall, subject to Section 5.2(d), (i) recommend to its stockholders the adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval.  Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the consent of Parent other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (y) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause (x) or (y), the Company Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders’ Meeting as aforesaid). The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NASDAQ and the Company Charter and the Company Bylaws.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 7.1(c)(i).

(c)          Except to the extent expressly permitted by Section 5.2(d), (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that Company Stockholders vote in favor of the adoption of this Agreement.

(d)          Parent shall duly give notice of, convene and hold the Parent Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Parent Stockholder Approvals and shall, subject to Section 5.3(d), (i) recommend to its stockholders that they vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such approval and obtain the Parent Stockholder Approvals. Once the Parent Stockholders’ Meeting has been called and noticed, Parent shall not adjourn or postpone the Parent Stockholders’ Meeting without the consent of the Company other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the approval of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance, or (y) if, as of the time for which the Parent Stockholders’ Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause (x) or (y), the Parent Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect Parent’s obligation to hold the Parent Stockholders’ Meeting as aforesaid).   Parent shall ensure that the Parent Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NYSE and the Notice of Articles and Articles of Parent.  Without limiting the generality of the foregoing, Parent’s obligations pursuant to this Section 5.4(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Alternative Parent Transaction Proposal or by a Parent Adverse Recommendation Change. Parent further acknowledges and agrees that the approval of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance shall not be conditioned on the approval of the transactions contemplated by the Exchange Agreement, or vice versa, regardless of whether such transactions are submitted for the approval of stockholders at the Parent Stockholders’ Meeting.

(e)          Except to the extent expressly permitted by Section 5.3(d), (i) the Board of Directors of Parent shall recommend that its stockholders vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that the Parent Stockholders vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of its Board of Directors that Parent Stockholders vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance.

(f)          The Company and Parent shall use their reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same date, provided that, to the extent the Company Stockholders’ Meeting is delayed as a result of a pending Action, Parent shall proceed to hold the Parent Stockholders’ Meeting as soon as practicable.

Section 5.5           Access to Information; Confidentiality.

(a)          Access to Information.  Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the parties shall, and shall cause each of their Subsidiaries and each of their and their Subsidiaries’ officers, directors and employees to, and shall use its reasonable best efforts to cause its Representatives to, afford in the case of (x) Parent, the Company, and (y) the Company, Parent, and each of its respective officers, directors, employees and Representatives, following notice from the examining party in accordance with this Section 5.5, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law.  Notwithstanding the foregoing, no party shall be obligated to disclose any information that, in its reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection (provided that such party will use its reasonable best efforts to provide such disclosure in a manner that would not have the effects described in the foregoing (i) and (ii)).  The examining party shall be entitled to have Representatives present at all times during any such inspection.  No investigation pursuant to this Section 5.5 or information provided, made available or delivered pursuant to this Section 5.5 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

(b)          Limitations.  Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.5 or 5.6 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(c)          Confidentiality.  All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.  Subject to Section 5.6, nothing in this Agreement or the Confidentiality Agreement shall prevent or prohibit Parent from discussing the transactions contemplated by this Agreement with the Cultural Sector Investment Review Division of Canadian Heritage.

Section 5.6           Reasonable Best Efforts.

(a)          Governmental and Third Party Approvals.  Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed prior to the Closing to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party required to be obtained prior to the Closing, including filings pursuant to the HSR Act, FCC requirements or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that no consent of any third party (excluding Government Authorities) shall be a condition to the closing of the transactions contemplated by this Agreement pursuant to Article VI, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.  Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.

(b)          Notification.  Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby.  In that regard, each party shall without limitation use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting or teleconference with (A) any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party. For the avoidance of doubt, the Company’s counsel for purposes of this Section 5.6(b) shall be deemed to be Baker Botts L.L.P., irrespective of any joint representation of the Company and Parent by any firm before any Governmental Authority.

(c)          No Divestitures.  In furtherance of the covenants set forth in Section 5.6(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, Parent shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable, provided, however, in no case shall the Company or Parent be obligated to (and the Company shall not, without the written consent of Parent) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates (but for the avoidance of doubt excluding any Specified Company Affiliates or Specified Parent Affiliates, as to whom no such requirements, conditions, understandings, agreements or order shall apply) in any manner that, either individually or in the aggregate, materially adversely affects the financial condition, business, or the operations of the Company and its Subsidiaries, on a consolidated basis, taken together with Parent and its Subsidiaries on a post-Closing basis.

Section 5.7           State Takeover Statutes.  In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

Section 5.8           Indemnification and Insurance.

(a)          For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”).  In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b)          Insurance.  For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation to, maintain in effect the current policies (whether through purchase of a “tail” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person covered by the D&O Insurance immediately prior to the Effective Time (a true, correct and complete copy of which has been heretofore made available to Parent), on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement which have been provided to Parent; provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 250% of the per annum premium rate paid by the Company and its Subsidiaries as of the date of this Agreement for such policies (the “Maximum Amount”), or, in the case of a tail policy, the cost of such policy would exceed the Maximum Amount, then Parent and the Surviving Corporation shall only be required to provide such coverage as will then be available at an annual premium equal to the Maximum Amount or a tail policy the cost of which does not exceed the Maximum Amount.

(c)          Successors.  If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall cause proper provision to be made so that such Person shall assume all of the applicable obligations set forth in this Section 5.8.

(d)          Enforceability.  Each of the directors and officers or other Persons who is an Indemnified Party or a beneficiary under the D&O Insurance is intended to be a third party beneficiary of this Section 5.8 with full rights of enforcement as if a party thereto.  The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

Section 5.9           Public Announcements.  The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.2, in the case of the Company, or Section 5.3, in the case of Parent, in each case other than as provided therein.  In addition, except (a) to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.4, (b) for any consent given in accordance with this Section 5.9 or (c) as expressly permitted by Section 5.2, in the case of the Company, or Section 5.3, in the case of Parent, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.

Section 5.10         Listing.  Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.11         Employee Benefits.

(a)          For a period of not less than one (1) year following the Closing Date, the employees of the Company and its Subsidiaries (the “Company Employees”), for so long as they are employed following the Effective Time, shall receive (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the Closing Date, (ii) equity-based compensation awards that are substantially comparable to the equity-based compensation awards provided to similarly situated employees of Parent and (iii) other employee benefits and compensation (excluding equity-based compensation and base salary) that, in the aggregate, are substantially comparable to the employee benefits and compensation (excluding equity-based compensation and base salary) provided to the Company Employees immediately prior to the date of this Agreement; provided that nothing contained in this Section 5.11 shall be construed as requiring Parent or any of its Subsidiaries to continue or adopt any specific plans or to continue the employment of any Company Employee.

(b)          Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is no less favorable than the severance pay practice of the Company in effect immediately prior to the date of this Agreement as set forth on Section 5.11(b) of the Company Disclosure Letter.

(c)          Parent shall recognize the service of Company Employees with the Company or its Subsidiaries (or their respective Affiliates) prior to the Closing Date as service with Parent or its Affiliates in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) maintained by Parent and its Affiliates which is made available following the Closing Date by Parent and its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit plan), to the extent recognized by the Company and its Subsidiaries prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Parent shall not be required to provide credit for any purpose under any Parent plan that is (i) a cash or equity incentive compensation plan (other than with respect to Company Equity Awards converted as described on Section 2.8), (ii) a defined benefit pension plan, (iii) a post-retirement welfare plan or (iv) any Parent plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(d)          Parent shall cause the Surviving Corporation to use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to the Closing Date, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date.

(e)          If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company Plans that are tax-qualified defined contribution plans (collectively, the “Company Qualified DC Plan”), effective as of no later than the day prior to the Closing Date.  The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent, not to be unreasonably withheld.  Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash or in kind with respect to any plan loans, from the Company Qualified DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(f)          Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date.  In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.  The parties acknowledge and agree that all provisions contained in this Section 5.11 with respect to the Company Employees are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any current or former employees, directors or independent contractors, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation or any of their respective Affiliates.

Section 5.12         Notification of Certain Matters.

(a)          The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.12(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

(b)          The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract or Parent Material Contract, as applicable, or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice by the Company to Parent, or Parent to the Company, as applicable, pursuant to this Section 5.12(b) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company, respectively.

Section 5.13         Certain Litigation.  The Company shall promptly advise Parent and Parent shall promptly advise the Company of any Action commenced after the date hereof against such party or any of its directors by any stockholder relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep such party reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action, and shall not settle any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and Parent shall give the Company the opportunity to consult with Parent regarding the defense or settlement of any such Action and shall consider the Company’s views with respect to such Action, and shall not settle any such Action without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).  Neither the Company nor Parent shall enter into any settlement agreement in respect of any stockholder litigation against the Company or Parent, respectively, and/or their respective directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s or the Company’s, respectively, prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.14         Section 16 Matters.  Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or may become subject to such reporting requirements with respect to the Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15         Reservation of Parent Common Stock.  Subject to receipt of the Parent Stockholder Approvals, at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Non-Voting Stock and Parent Voting Stock (i) for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Non-Voting Stock and Parent Voting Stock to provide for such conversion and assumption, (ii) for the purposes of satisfying the exercise, vesting or settlement of any Company Equity Awards as the same may be adjusted pursuant to Section 2.8, sufficient shares of Parent Non-Voting Stock and Parent Voting Stock to provide for such exercise, vesting or settlement and (iii) if applicable, for the purposes of any equity financing in furtherance of the transactions contemplated by this Agreement in accordance with Section 5.16, sufficient shares of Parent Common Stock to be issued in connection with such financing.

Section 5.16         Financing.

(a)          Parent shall use its reasonable best efforts to consummate and obtain (taking into account the timing of the Marketing Period) the Debt Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Debt Financing contemplated by the Commitment Letter (such definitive documentation entered into prior to the Closing, if any, the “Definitive Debt Agreements”), (ii) negotiate and execute the Definitive Debt Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions thereof) (it being understood that, with respect to any bridge facility documentation, definitive debt agreements shall not be required until following the Marketing Period and then only if reasonably necessary in connection with the funding of the Debt Financing) and, upon execution thereof, deliver a copy thereof to the Company and (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Debt Agreements that are within its control and comply with its obligations thereunder.

(b)          In the event that all conditions to the Debt Financing have been satisfied, and upon the satisfaction or waiver of all the conditions precedent set forth in Sections 6.1 and 6.3 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing), Parent shall use its reasonable best efforts to cause the Lenders and the other Persons providing such Debt Financing to fund such Debt Financing on the Closing Date in accordance with the Commitment Letter including, for the avoidance of doubt, using its reasonable best efforts to enforce its rights under the Commitment Letter.

(c)          Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Debt Agreements, and/or substitute other debt financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Debt Agreements that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter, (ii) prevent or impede or delay the consummation of the transactions contemplated by this Agreement, (iii) amend or modify the Commitment Letter to provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent than those in the Commitment Letter (including any “flex” provisions) or (iv) adversely impact the ability of Parent to enforce its rights against any counterparty thereto. Parent shall be permitted to reduce the amount of Debt Financing under the Commitment Letter or Definitive Debt Agreements in its reasonable discretion (provided that Parent may in any case amend the Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement); provided that Parent shall not reduce the Debt Financing to an amount committed below the amount that is required, together with the financial resources of Parent, including cash on hand and the proceeds of available loans under existing credit facilities of Parent, to consummate the transactions contemplated by this Agreement, and provided further that such reduction shall not prevent or impede or delay the consummation of the transactions contemplated by this Agreement.

(d)          If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (including any “flex” provisions) or the Definitive Debt Agreements, as applicable, Parent shall use its reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative debt financing from alternative financing sources on terms not less favorable to Parent (including with respect to conditionality) than those contained in the Commitment Letter, in an amount sufficient to consummate the transactions contemplated by this Agreement (“Alternative Debt Financing”).

(e)          Parent shall give the Company prompt notice of (i) (A) any material breach or default, or (B) any written notice received by Parent of any threatened breach, default, termination or repudiation, in each case by any party to the Commitment Letter or Definitive Debt Agreements, of which Parent becomes aware, (ii) if Parent no longer believes in good faith that it will be able to obtain the Debt Financing contemplated by the Commitment Letter on the terms described therein (including “flex” provisions), or (iii) any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Debt Agreements. Upon Company’s request from time-to-time, Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its effort to arrange the Debt Financing and shall provide to the Company copies of all definitive documents related to the Debt Financing and any amendment to, or waiver, modification or replacement of, the Commitment Letter.

(f)          For purposes of this Section 5.16, “Debt Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, supplemented or modified by this Section 5.16 (and, if applicable, shall include any Alternative Debt Financing used to satisfy Parent’s obligations under this Agreement) and references to “Commitment Letter” shall include the Commitment Letter as permitted to be amended, supplemented or modified by this Section 5.16 (and, if applicable, shall include any commitments in respect of Alternative Debt Financing).

Section 5.17         Financing Cooperation.

(a)          Prior to the Closing Date, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective Affiliates, Representatives, employees, officers and directors to, provide to Parent such cooperation as may be reasonably requested by Parent with respect to the Debt Financing (which term, for purposes of this Section 5.17, shall include the financing contemplated by the Commitment Letter as permitted to be amended, supplemented or modified by Section 5.16 (and, if applicable, shall include any Alternative Debt Financing used to satisfy Parent’s obligations under this Agreement) and any other debt securities issued in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter)); provided that such requested cooperation does not materially and adversely interfere with operations of the Company.  Such cooperation shall include, without limitation:

(i)          using reasonable best efforts to participate in a reasonable number of due diligence sessions, marketing efforts (including lender meetings and calls), drafting sessions, rating agency presentations and road shows in connection with the Debt Financing including direct contact between senior management (with appropriate seniority and expertise) and Representatives (including accountants) of the Company, on the one hand, and the Lenders, potential lenders and investors for the Debt Financing, on the other hand;

(ii)         using reasonable best efforts to provide information requested by Parent for its preparation of, and to otherwise assist in the preparation of, materials for bank information memoranda, marketing materials, rating agency presentations, offering documents, private placement memoranda, prospectuses, road shows and similar documents required in connection with the Debt Financing and the marketing thereof, to the extent such information is reasonably available to the Company and its Subsidiaries;

(iii)        using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements contemplated by the Commitment Letter or otherwise reasonably requested by Parent in connection with the Debt Financing, to the extent such information is reasonably available to the Company and its Subsidiaries; provided that, if requested by the Company, Parent shall have provided the Company with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports;

(iv)        using reasonable best efforts to assist in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;

(v)         as promptly as reasonably practicable (A) furnishing Parent’s financing sources (including the Debt Financing sources) and their respective Representatives with the Required Information (and updating the same from time-to-time so that it is Compliant) and (B) informing Parent if the Company or any of its Subsidiaries shall have knowledge of any facts that would likely require the restatement of any financial statements for such financial statements to comply with GAAP;

(vi)        assisting in the preparation and negotiation of any pledge and security documents, blocked account agreements, other definitive financing documents, or other customary certificates or documents as are required to be delivered under the Commitment Letter at or prior to Closing and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens and termination of security interests and (y) cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance);

(vii)       cooperation with the redemption, defeasance or discharge of any Indebtedness of the Company or its Subsidiaries, including the Company Notes, including sending one or more customary notices of redemption upon the request of Parent in respect of the Company Notes (which notices shall be conditional upon the occurrence of the Merger);

(viii)      assisting Parent to obtain any necessary waivers, consents, estoppels and approvals in connection with the Debt Financing from other parties to material leases, encumbrances and Contracts relating to the Company and its Subsidiaries;

(ix)         taking reasonable actions necessary to permit the Debt Financing sources to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations;

(x)          taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to authorize the consummation of the Debt Financing and to permit the proceeds thereof (together with any cash on hand of the Company to the extent to be used to finance the transactions), to be made available on the Closing Date to consummate the Merger and the other transactions contemplated by this Agreement;

(xi)         using reasonable best efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of pro forma financial statements, and providing any necessary “comfort letters” and accountants’ consents in connection with the use of the Company’s financial statements in offering documents and prospectuses; and

(xii)        providing at least four (4) Business Days prior to the Closing Date all documentation and other information required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested at least nine (9) Business Days prior to the Closing Date;

provided, however, that (a) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument delivered pursuant to this Section 5.17(a) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that it is a party to that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, and (b) neither the Company nor any of its Subsidiaries shall be required to issue any offering or information document; provided, further that the Company may be required to provide customary authorization and representation letters in connection with the marketing of the Debt Financing.

(b)          Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with its cooperation contemplated by Section 5.17(a) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such cooperation, the arrangement of the Debt Financing and/or any information used in connection therewith, except (x) with respect to any information provided by the Company or any of its Subsidiaries expressly for use in connection therewith, or (y) to the extent suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective Representative’s, gross negligence, bad faith, willful misconduct or material breach of this Agreement.

(c)          The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with syndication and underwriting of the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d)          Notwithstanding anything to the contrary contained in this Agreement, each of the parties: (i) agrees that all claims, whether in law or in equity, whether in contract or in tort or otherwise, against any lender party with respect to the Debt Financing (the “Lenders”) (which defined term shall include the Lenders and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing) relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter, the Debt Financing, the Definitive Debt Agreements or the performance thereof, shall be brought only in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court of the Southern District of New York (and appellate courts thereof); (ii) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders in any way relating to the Debt Financing or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; and (iii) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates shall have any rights or claims against the Lenders in connection with this Agreement, the Debt Financing, the Commitment Letter, the transactions contemplated hereby or thereby (and any abandonment or termination thereof) or any matter forming the basis for any such termination, whether at law or equity, in contract, tort or otherwise, including, but not limited to, the right to specifically enforce the Commitment Letter to cause the Lenders to consummate the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 5.17(d), and this Section 5.17(d) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.

Section 5.18         Cooperation as to Certain Indebtedness.

(a)          Parent or one of its Subsidiaries may (i) commence any of the following: (A) one or more offers to purchase any and all of the outstanding Company Notes for cash (the “Offers to Purchase”); or (B) one or more offers to exchange any and all of the outstanding Company Notes for securities issued by Parent (or its Affiliates) (the “Offers to Exchange”), in each case on terms and conditions determined by Parent in its sole and absolute discretion;

provided the consummation of any such transaction shall not become effective until immediately prior to Closing and shall be funded using consideration provided by Parent; and (ii) solicit the consent of the holders of Company Notes regarding certain proposed amendments to the indenture governing such Company Notes as requested by Parent (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”).  Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent in its sole and absolute discretion; provided that, in any event, Parent and the Company hereby agree that (x) any such Company Note Offers and Consent Solicitations shall comply with applicable law and the terms of any indenture governing the Company Notes, (y) the terms and conditions of any Company Note Offers and Consent Solicitations (other than a Consent Solicitation seeking the elimination, waiver or amendment of the change of control provisions undertaken independently of an Offer to Purchase or Offer to Exchange) shall provide that the closing thereof or the effectiveness of the substantive provisions thereof, as the case may be, shall be contingent upon, or not become operative until immediately prior to, the Closing, and (z) promptly upon expiration of any Consent Solicitation, assuming the requisite consents have been received with respect to the Company Notes, the Company shall execute (or cause to be executed) a supplemental indenture to the indenture governing the Company Notes reflecting the terms of such Consent Solicitation and shall use commercially reasonable efforts to cause the trustee under such indenture to enter into such supplemental indenture; provided that (other than a Consent Solicitation seeking the elimination, waiver or amendment of the change of control provisions undertaken independently of an Offer to Purchase or Offer to Exchange) the substantive provisions thereof will not become operative until immediately prior to the Closing.  Concurrent with the Closing, and in accordance with the terms of any Offer to Purchase or Offer to Exchange, the Company shall accept for purchase or exchange and purchase or exchange the Company Notes properly tendered and not properly withdrawn in any Offer to Purchase or Offer to Exchange using consideration provided by or at the direction of Parent.  Concurrent with the expiration of any Consent Solicitation in which requisite consents have been achieved, and in accordance with the terms of such Consent Solicitation, the Company shall pay any consent fee to the holder of each Company Note approving the amendments to the indenture contemplated by such Consent Solicitation using consideration provided by or at the direction of Parent.  Parent hereby covenants and agrees to provide (or cause to be provided) immediately available funds to the Company for the full payment of the above amounts at the applicable times.  At Parent’s expense, the Company shall provide all cooperation reasonably requested by Parent and its Affiliates that is necessary or reasonably required in connection with any Company Note Offers and Consent Solicitations.

Section 5.19         Dividends.  After the date of this Agreement, each of the Company and Parent shall coordinate with the other as to the declaration of any dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock, on the one hand, and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger, on the other.

Section 5.20         Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take or cause to be taken, all actions,

and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.21         Parent Common Stock Reorganization.

(a)         Subject to receipt of the Parent Stockholder Approvals, Parent shall take all requisite action to complete the Parent Common Stock reorganization (the “Parent Common Stock Reorganization”) and the conversion of the Parent Common Stock into Parent Voting Stock and Parent Non-Voting Stock (the “Parent Common Stock Exchange”) in accordance with the steps set forth on Section 4.19(b) of the Parent Disclosure Letter.

(b)         Parent shall cause the shares of Parent Non-Voting Stock to trade on a “when issued basis” on the NYSE for each of the five (5) consecutive full trading days prior to the Closing to the extent practicable or permissible by the NYSE.

Section 5.22        Stockholder Rights Plan.  Prior to the later of (i) the termination of this Agreement and (ii) the termination of the Exchange Agreement, but subject in all respects to Parent’s compliance with its obligations under each of the Transaction Documents, the Company (a) agrees not to adopt any stockholders rights plan or similar plan or agreement (or amend or modify any such plan or agreement) unless such stockholder rights plan by its terms exempts, or at the time of adoption of such stockholder rights plan the Company takes action to exempt, the transactions contemplated by the Transaction Documents and (b) to take all action to cause Section 3.21 to be true and correct at all times.

Article VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)          Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)          Parent Stockholder Approvals.  The Parent Stockholder Approvals shall have been obtained.

(c)          Parent Common Stock Reorganization.  The Parent Common Stock Reorganization shall have been completed and be valid and effective.

(d)          Parent Common Stock Exchange.  The Parent Common Stock Exchange shall have been validly completed and be effective.

(e)          Antitrust Waiting Periods.  Any waiting period applicable to consummation of the Merger under the HSR Act or the Competition Laws of Germany shall have expired or been terminated.

(f)          FCC Approval.  The FCC has approved the application(s) for transfer of control and/or assignment of the FCC licenses and registrations listed on Section 3.5(a) of the Company Disclosure Letter (the “FCC Approval”).  The FCC Approval shall have been obtained without the imposition of any conditions or restrictions that (i) prohibit or limit the ownership or operation by Parent, the Company or their respective Subsidiaries of any portion of its or their respective businesses or assets, or to compel Parent to dispose of or hold separate any portion of its business or assets, (ii) impose material limitations on the ownership of Parent or the Company, or Parent’s ability to control any respect of the business of the Company or (iii) are reasonably likely to materially, adversely affect the financial condition, operations or business of Parent or the Company.  No FCC Approval shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Effective Time.

(g)          No Injunctions or Restraints.  No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by this Agreement.

(h)          Registration Statement.  The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC.

(i)          NYSE Listing.  The shares of each class of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger as provided for in Article II shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 6.2           Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties of Parent and Merger Sub contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization of Parent and Merger Sub) (except as contemplated by the Parent Common Stock Reorganization and the Parent Common Stock Exchange), 4.3 (Authorization), 4.7(a) (Absence of Certain Changes) and 4.14 (Brokers) shall be true and correct in all respects (other than, in the case of the representations and warranties in the second sentence of Section 4.2(a), for inaccuracies that are de minimis individually and in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)         The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)         Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Transaction Documents at or prior to the Closing Date.

(c)          Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)         Parent Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.3           Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization of the Company), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8(a) (Absence of Certain Changes) and 3.25 (Brokers) shall be true and correct in all respects (other than, in the case of the representations and warranties in the second sentence of Section 3.2(a), for inaccuracies that are de minimis individually and in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)         The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Performance of Obligations of the Company.  The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Transaction Documents at or prior to the Closing Date.

(c)          Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d)          Company Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)          Pay-Off Letter.  (i) The Company shall have received and delivered to Parent an executed payoff letter in reasonable and customary form and substance in respect of the Company Credit Agreement, together with related lien release documents in reasonable and customary form and substance, in each case, including customary conditions to effectiveness with respect to repayment, and (ii) the Company Credit Agreement shall have been terminated and all amounts outstanding thereunder shall have been repaid and satisfied in full (it being understood that Parent will provide or cause to be provided the funds necessary for the Company to make such repayment prior to or substantially contemporaneously with the Closing, and in the event of any such failure by Parent to provide or cause to be provided such funds in advance of or substantially contemporaneously with the Closing, the condition set forth in this Section 6.3(e)(ii) shall be deemed satisfied).

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1           Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approvals, or the approval of the adoption of this Agreement by the sole stockholder of Merger Sub, as authorized by the board of directors of the Company or Merger Sub:

(a)          by mutual written consent of each of Parent, Merger Sub and the Company;

(b)          by either Parent or the Company, if

(i)          the Merger shall not have been consummated by on or before December 31, 2016 (the “Outside Date”); provided that the Outside Date may be extended for a period not to exceed ninety (90) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 6.1(e) failing to have been satisfied but (A) the extending party has represented to the other that it reasonably believes that the relevant approvals will be obtained during such extension period and (B) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction as of the original Outside Date; provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur;

(ii)         any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable;

(iii)        the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken; or

(iv)        the Parent Stockholder Approvals shall not have been obtained at the Parent Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(c)          by the Company, if

(i)          at any time prior to the receipt of the Company Stockholder Approval, in accordance with clause (y) of Section 5.2(d); provided, however, that the Company may terminate this Agreement pursuant to this Section 7.1(c)(i) if and only if the Company (x) shall have complied with Section 5.2 in all material respects and (y) enters into a Company Acquisition Agreement substantially concurrently with such termination;

(ii)         provided that the Parent Stockholder Approvals shall not have been obtained, if (A) Parent shall have made a Parent Adverse Recommendation Change, (B) Parent shall have failed to include Parent’s Board’s recommendation in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange or the Stock Issuance in the Proxy Statement or (C) Parent shall have materially breached or shall have failed to perform in any material respect any of its obligations set forth in Section 5.3;

(iii)        provided that the Company is not then in material breach of any of its obligations under the Transaction Documents, if (A) there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement or (B) Parent and Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement (other than a material breach or failure to perform in any material respect any of its obligations set forth in Section 5.3 if the Parent Stockholder Approvals shall not have been obtained), in either cases (A) and (B), (x) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by Parent; or

(iv)        if (A) Parent or Merger Sub fails to consummate the Merger by the date required by Section 2.4 because of a failure to receive the proceeds from the Debt Financing, (B) all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing) would be satisfied at the time of such termination if the Closing were held at the time of such termination and (C) the Company stood ready, willing and able to consummate the Merger on the date required by Section 2.4 at the time of termination.

(d)          by Parent, if

(i)          provided that the Company Stockholder Approval shall not have been obtained, (A) the Company shall have made a Company Adverse Recommendation Change, (B) the Company shall have failed to include the Company’s Board’s recommendation in favor of the Merger in the Proxy Statement or (C) the Company shall have materially breached or failed to perform in any material respect any of its obligations set forth in Section 5.2; or

(ii)         provided that Parent is not then in material breach of any of its obligations under the Transaction Documents, if (A) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement or (B) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement (other than a material breach or failure to perform in any material respect any of its obligations set forth in Section 5.2 if the Company Stockholder Approval shall not have been obtained), in either cases (A) and (B), (x) such that the conditions set forth in Section 6.3(a) or 6.3(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by the Company.

Section 7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for Section 3.21 (DGCL Section 203), the obligations set forth in Section 5.5(c) (Confidentiality), Section 5.22 (Stockholder Rights Plan), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (General), each of which shall survive termination of this Agreement; provided that in no event will (x) on the one hand, the Company or any of its Subsidiaries and, on the other hand, Parent, Merger Sub or any of their respective Subsidiaries, have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of $400,000,000 (the “Liquidated Damages Cap”) or (y) any Company Recourse Related Party or Parent Recourse Related Party have any liability for monetary damages (in either case, including monetary damages in lieu of specific performance) pursuant to this Agreement. Notwithstanding the parties’ agreement herein that the Liquidated Damages Cap shall be the maximum aggregate liability of, on the one hand, the Company and its Subsidiaries and, on the other hand, Parent, Merger Sub and their respective Subsidiaries, hereunder, the parties acknowledge and agree that the payment of the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3           Payments.

(a)          Company Termination Fee.

(i)          In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i), then the Company shall pay Parent, within two Business Days of the date of such termination, a one-time fee equal to One Hundred Fifty Million Dollars ($150,000,000) (the “Company Termination Fee”).

(ii)         In the event that Parent terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Parent, within two Business Days of the date of termination, a one-time fee equal to the Company Termination Fee.

(iii)        In the event that (A) an Alternative Company Transaction Proposal shall have been communicated to or otherwise made known to the Company Stockholders, senior management or Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Company Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(i) (if (1) the Company Stockholder Approval has not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(b)) or Section 7.1(b)(iii) or (y) by Parent pursuant to Section 7.1(d)(ii), and (C) prior to the date that is eighteen (18) months after the date of such termination the Company consummates a transaction of a type set forth in the definition of “Alternative Company Transaction” or enters into a Company Acquisition Agreement, then the Company shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to Parent a one-time fee equal to the Company Termination Fee (provided that for purposes of this clause (iii), each reference to “20%” in the definition of “Alternative Company Transaction” and “Company Acquisition Agreement” shall be deemed to be a reference to “50%”).

(b)          Parent Termination Fee.

(i)          In the event that Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iv), then Parent shall pay the Company, within two Business Days of the date of such termination, a one-time fee equal to One Hundred Fifty Million Dollars ($150,000,000) (the “Parent Stockholder Approval Termination Fee”).

(ii)         In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(ii), then Parent shall pay the Company, within two Business Days of the date of such termination, a one-time fee equal to One Hundred Seventy Five Million Dollars ($175,000,000) (the “Parent Fiduciary Termination Fee”).

(iii)        In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(iv), then Parent shall pay the Company, within two Business Days of the date of termination, a one-time fee equal to Two Hundred Fifty Million Dollars ($250,000,000) (the “Parent Financing Termination Fee”); provided, however, that the Company may provide notice to Parent prior to such second Business Day that the Company is deferring the payment of the Parent Financing Termination Fee until the 11th Business Day following the date of such termination, in which case (i) if the Company has a good faith belief that Parent has willfully breached Section 5.16 of this Agreement, the Company may elect prior to the 10th Business Day following the date of such termination to seek any available legal remedies against Parent in lieu of receiving the Parent Financing Termination Fee at such time (notwithstanding anything to the contrary contained herein), or (ii) the Company will request the payment of the Parent Financing Termination Fee on such 11th Business Day; provided, further, however, that to the extent the Company pursues available legal remedies pursuant to this Section 7.3(b)(iii), the Company shall not be deemed to have waived its entitlement to the Parent Financing Termination Fee and shall be entitled to receive (irrespective of the judicial outcome of any related Action) no less than the Parent Financing Termination Fee.

(iv)        In the event that (A) an Alternative Parent Transaction Proposal shall have been communicated to or otherwise made known to the Parent Stockholders, senior management or Board of Directors of Parent, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Parent Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(i) (if (1) the Parent Stockholder Approvals have not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(a)) or Section 7.1(b)(iv) or (y) by the Company pursuant to Section 7.1(c)(iii), and (C) prior to the date that is eighteen (18) months after the date of such termination Parent consummates a transaction of a type set forth in the definition of “Alternative Parent Transaction” or enters into a Parent Acquisition Agreement, then Parent shall, on the earlier of the date such transaction is consummated or any such Parent Acquisition Agreement is entered into, pay to the Company a one-time fee equal to the Parent Fiduciary Termination Fee (provided that for purposes of this clause (iv), each reference to “20%” in the definition of “Alternative Parent Transaction” and “Parent Acquisition Agreement” shall be deemed to be a reference to “50%”). In the event that Parent has already paid a Parent Termination Fee to the Company pursuant to this Section 7.3(b) and the Parent Fiduciary Termination Fee subsequently becomes payable pursuant to this Section 7.3(b)(iv), Parent shall be obligated to pay the amount by which the Parent Fiduciary Termination Fee due under this Section 7.3(b)(iv) exceeds the Parent Termination Fee previously paid to the Company. Parent shall have no obligation to make any payment pursuant to this Section 7.3(b)(iv) if Parent shall have paid the Parent Financing Termination Fee pursuant to Section 7.3(b)(iii).

(v)         Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be obligated to pay, or cause to be paid, more than one Parent Termination Fee (other than to the extent that more than one fee is so payable and the highest applicable fee has not yet been paid) (if, for the avoidance of doubt, the second such Parent Termination Fee becomes payable subsequent to the payment of the first such Parent Termination Fee, Parent shall only be obligated to pay the difference between the amount already paid and the higher fee payable hereunder).

(c)          The Company and Parent each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  Accordingly, if the Company or Parent, as applicable, fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that any amount payable by the Company or Parent pursuant to this Section 7.3 or otherwise up to the Liquidated Damages Cap does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything in this Section 7.3(c) to the contrary, the parties acknowledge and agree that any amount payable by the Company or Parent pursuant to this Section 7.3 or otherwise up to the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12.

(d)          Subject to Parent’s right to specific performance set forth in Section 8.12, (i) Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) shall be Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise (other than a termination with respect to which no Company Termination Fee is payable), and (ii) upon payment of the Company Termination Fee, pursuant to the terms hereof, neither Parent nor Merger Sub shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated by this Agreement (and in no event will Parent or any of its Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement). In no event will the Company have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Liquidated Damages Cap, and the Liquidated Damages Cap shall be the maximum aggregate liability of the Company hereunder.

(e)          Subject to the Company’s right to specific performance from Parent, Merger Sub and their respective Subsidiaries set forth in Section 8.12, (i) the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to Section 7.3(b) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub, the financing sources under the Debt Financing or their respective Affiliates or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of any of the foregoing (any such Person, other than Parent, Merger Sub and their respective Subsidiaries, a “Parent Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise (other than a termination with respect to which no Parent Termination Fee is payable) and (ii) upon payment of any Parent Termination Fee, pursuant to the terms hereof, the Company shall have no rights or claims against Parent, Merger Sub and their respective Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Parent, Merger Sub and their respective Subsidiaries will have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (other than, in each case, to the extent an additional Parent Termination Fee becomes payable pursuant to Section 7.3(b)(iv)) (and in no event will the Company have any rights or claims against any Parent Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).  In no event will Parent, Merger Sub and their respective Subsidiaries have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Liquidated Damages Cap, and the Liquidated Damages Cap shall be the maximum aggregate liability of Parent, Merger Sub and their respective Subsidiaries hereunder. Notwithstanding anything to the contrary in this Agreement, no former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of (A) the Company (other than Parent or its Subsidiaries) or (B) Parent (other than the Company, Merger Sub or any of their respective Subsidiaries) shall have any liability for any breach or inaccuracy of any representation or warranty of the Company or Parent in this Agreement or the breach by the Company or Parent of any of its covenants and obligations contained in this Agreement. Notwithstanding the foregoing, nothing in this Section 7.3(e) shall limit the obligations of the financing sources under the Debt Financing Agreements to Parent and Merger Sub. Notwithstanding anything in Section 7.3(d) or this Section 7.3(e) to the contrary, the parties acknowledge and agree that any amount payable by the Company or Parent pursuant to this Section 7.3 or otherwise up to the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12.

(f)          Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated, except that any filing fees required in connection with the Merger pursuant to the HSR Act or any other Competition Law shall be shared equally by Parent and the Company.

Article VIII
GENERAL

Section 8.1         Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements.  None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time.  The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

Section 8.2           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to the Company:

Starz

9242 Beverly Blvd. Ste 200

Beverly Hills, CA 90210

Facsimile:

Attention:	David Weil
Email:	david.weil@starz.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112

Facsimile:	212-408-2500
Attention:	Renee Wilm
Jonathan Gordon
Email:	renee.wilm@bakerbotts.com
jonathan.gordon@bakerbotts.com

if to Parent or Merger Sub:

Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, CA 90404

Facsimile:	310-496-1359
Attention:	Wayne Levin
Email:	wlevin@lionsgate.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Facsimile:	212 403-2000
Attention:	David E. Shapiro
Gordon S. Moodie
Email:	deshapiro@wlrk.com
gsmoodie@wlrk.com

Section 8.3           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.4         Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Principal Company Stockholder Voting Agreement, the Exchange Agreement and the Principal Parent Stockholder Voting Agreements (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 5.8 (which upon the Effective Time are intended to benefit the Indemnified Parties), Section 2.6 (which upon the Effective Time are intended to benefit the Company Stockholders), Section 5.17(d) (which is intended to benefit the Lenders), Section 7.2 (which is intended to benefit the Company Recourse Related Parties and the Parent Recourse Related Parties), Section 7.3(d) (which is intended to benefit the Company Recourse Related Parties) and Section 7.3(e) (which is intended to benefit the Parent Recourse Related Parties) is not intended to confer upon any Person other than the parties any rights or remedies.

Section 8.5           Governing Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.6           Amendments and Supplements.  This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders; provided, however, that after the

Company Stockholder Approval has been obtained or the Parent Stockholder Approvals have been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.7          Waiver.  No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approvals, as applicable, has or have been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9          Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.11         Failure or Delay Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12         Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event shall the Company or the Company Stockholders be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger or to pay the Merger Consideration (each, a “Consummation Event”) unless:

(a)          all the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing) have been satisfied or waived;

(b)          the Debt Financing or Alternative Debt Financing has been funded or will be funded at the Closing; and

(c)          the Company has confirmed in writing that it is ready, willing and able to consummate the Merger;

provided, however, that the Company and the Company Stockholders shall be entitled to enforce or seek to enforce specifically all of the terms and provisions of this Agreement, including, without limitation, Parent’s and Merger Sub’s obligations under this Agreement, which, for the avoidance of doubt, includes Parent’s and Merger Sub’s obligations under Sections 5.16 and 5.17, but does not include Parent’s and Merger Sub’s obligations to consummate the Merger or to pay the Merger Consideration unless sub-clauses (a), (b), and (c) of this sentence shall have been satisfied in accordance with this Section 8.12.

Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, (i) the parties acknowledge and agree that monetary damages in an amount not to exceed the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12, and (ii) while (A) the Company may, but shall not be required to, concurrently seek specific performance and payment of any Parent Termination Fee subject to the specific provisions of Section 7.3(b) or (B) Parent may, but shall not be required to, concurrently seek specific performance and payment of the Company Termination Fee subject to the specific provisions of Section 7.3(a), under no circumstances shall the Company or Parent, as applicable, be permitted or entitled to receive both a grant of specific performance or other equitable relief in order to effect a Consummation Event and payment of any monetary damages, including all or any portion of any Parent Termination Fee or the Company Termination Fee, as applicable.

Section 8.13        Waiver of Jury Trial.  EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT AND MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.14        Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

Section 8.15        Incorporation of Exhibits.  The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.16        No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel and Chief Strategic Officer

ORION ARM ACQUISITION INC.

By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STARZ

By:	/s/ Christopher P. Albrecht
Name:	Christopher P. Albrecht
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

RIDER for Lionsgate Notice of Articles

To be inserted at Page 4

1. 500,000,000 Common Shares	Without Par Value

Special Rights or Restrictions
are attached

2. 200,000,000 Preference Shares	Without Par Value

Special Rights or Restrictions are attached

3. 500,000,000 Class A Voting Shares	Without Par Value

Special Rights or Restrictions
are attached

4. 500,000,000 Class B Non-Voting Shares	Without Par Value

Special Rights or Restrictions are attached

EXHIBIT A-2

LIONS GATE ENTERTAINMENT CORP.

Amalgamation Number: BC0786966

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

1.	Interpretation		1
	1.1	Definitions	1
	1.2	Business Corporations Act and Interpretation Act Definitions Applicable	1
2.	Shares and Share Certificates		2
	2.1	Authorized Share Structure	2
	2.2	Form of Share Certificate	2
	2.3	Shareholder Entitled to Certificate or Acknowledgment	2
	2.4	Delivery by Mail	2
	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	2
	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment	2
	2.7	Splitting Share Certificates	3
	2.8	Certificate Fee	3
	2.9	Recognition of Trusts	3
3.	Issue of Shares		3
	3.1	Directors Authorized	3
	3.2	Commissions and Discounts	3
	3.3	Brokerage	3
	3.4	Conditions of Issue	4
	3.5	Share Purchase Warrants and Rights	4
4.	Share Registers		4
	4.1	Central Securities Register	4
	4.2	Closing Register	4
5.	Share Transfers		4
	5.1	Registering Transfers	4
	5.2	Form of Instrument of Transfer	5
	5.3	Transferor Remains Shareholder	5
	5.4	Signing of Instrument of Transfer	5
	5.5	Enquiry as to Title Not Required	5
	5.6	Transfer Fee	5
6.	Transmission Of Shares		6
	6.1	Legal Personal Representative Recognized on Death	6
	6.2	Rights of Legal Personal Representative	6
7.	Purchase Of Shares		6
	7.1	Company Authorized to Purchase Shares	6
	7.2	Purchase When Insolvent	6
	7.3	Sale and Voting of Purchased Shares	6

8.	Borrowing Powers		7
	8.1	General Powers	7
	8.2	Terms of Debt Obligations	7
	8.3	Powers of Directors	7
9.	Alterations		7
	9.1	Alteration of Authorized Share Structure	7
	9.2	Special Rights and Restrictions	8
	9.3	Change of Name	8
	9.4	Other Alterations	8
10.	Meetings Of Shareholders		8
	10.1	Annual General Meetings	8
	10.2	Resolution Instead of Annual General Meeting	9
	10.3	Calling of Meetings of Shareholders	9
	10.4	Notice for Meetings of Shareholders	9
	10.5	Record Date for Notice	9
	10.6	Record Date for Voting	9
	10.7	Failure to Give Notice and Waiver of Notice	10
	10.8	Notice of Special Business at Meetings of Shareholders	10
11.	Proceedings At Meetings Of Shareholders		10
	11.1	Special Business	10
	11.2	Special Majority	11
	11.3	Quorum	11
	11.4	One Shareholder May Constitute Quorum	11
	11.5	Other Persons May Attend	11
	11.6	Requirement of Quorum	11
	11.7	Lack of Quorum	11
	11.8	Lack of Quorum at Succeeding Meeting	12
	11.9	Chair	12
	11.10	Selection of Alternate Chair	12
	11.11	Adjournments	12
	11.12	Notice of Adjourned Meeting	12
	11.13	Decisions by Show of Hands or Poll	12
	11.14	Declaration of Result	12
	11.15	Motion Need Not be Seconded	13
	11.16	Casting Vote	13
	11.17	Manner of Taking Poll	13
	11.18	Demand for Poll on Adjournment	13
	11.19	Chair Must Resolve Dispute	13
	11.20	Casting of Votes	13
	11.21	Demand for Poll	13
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	14
	11.23	Retention of Ballots and Proxies	14
12.	Votes Of Shareholders		14
	12.1	Number of Votes by Shareholder or by Shares	14
	12.2	Votes of Persons in Representative Capacity	14
	12.3	Votes by Joint Holders	14
	12.4	Legal Personal Representatives as Joint Shareholders	14
	12.5	Representative of a Corporate Shareholder	15
	12.6	Proxy Provisions Do Not Apply to All Companies	15

	12.7	Appointment of Proxy Holders	15
	12.8	Alternate Proxy Holders	15
	12.9	When Proxy Holder Need Not Be Shareholder	15
	12.10	Deposit of Proxy	16
	12.11	Validity of Proxy Vote	16
	12.12	Form of Proxy	16
	12.13	Revocation of Proxy	17
	12.14	Revocation of Proxy Must Be Signed	17
	12.15	Production of Evidence of Authority to Vote	17
13.	Directors		17
	13.1	First Directors; Number of Directors	17
	13.2	Change in Number of Directors	18
	13.3	Directors’ Acts Valid Despite Vacancy	18
	13.4	Qualifications of Directors	18
	13.5	Remuneration of Directors	18
	13.6	Reimbursement of Expenses of Directors	18
	13.7	Special Remuneration for Directors	19
	13.8	Gratuity, Pension or Allowance on Retirement of Director	19
14.	Election and Removal of Directors		19
	14.1	Election at Annual General Meeting	19
	14.2	Consent to be a Director	19
	14.3	Failure to Elect or Appoint Directors If:	19
	14.4	Places of Retiring Directors Not Filled	20
	14.5	Directors May Fill Casual Vacancies	20
	14.6	Remaining Directors Power to Act	20
	14.7	Shareholders May Fill Vacancies	20
	14.8	Additional Directors	20
	14.9	Ceasing to be a Director	21
	14.10	Removal of Director by Shareholders	21
	14.11	Removal of Director by Directors	21
15.	Powers and Duties of Directors		21
	15.1	Powers of Management	21
	15.2	Appointment of Attorney of Company	21
16.	Disclosure of Interest of Directors		22
	16.1	Obligation to Account for Profits	22
	16.2	Restrictions on Voting by Reason of Interest	22
	16.3	Interested Director Counted in Quorum	22
	16.4	Disclosure of Conflict of Interest or Property	22
	16.5	Director Holding Other Office in the Company	22
	16.6	No Disqualification	22
	16.7	Professional Services by Director or Officer	22
	16.8	Director or Officer in Other Corporations	23
17.	Proceedings of Directors		23
	17.1	Meetings of Directors	23
	17.2	Voting at Meetings	23
	17.3	Chair of Meetings	23
	17.4	Meetings by Telephone or Other Communications Medium	23
	17.5	Calling of Meetings	24
	17.6	Notice of Meetings	24

	17.7	When Notice Not Required	24
	17.8	Meeting Valid Despite Failure to Give Notice	24
	17.9	Waiver of Notice of Meetings	24
	17.10	Quorum	24
	17.11	Validity of Acts Where Appointment Defective	24
	17.12	Consent Resolutions in Writing	24
18.	Executive and Other Committees		25
	18.1	Appointment and Powers of Executive Committee	25
	18.2	Appointment and Powers of Other Committees	25
	18.3	Obligations of Committees	25
	18.4	Powers of Board	26
	18.5	Committee Meetings	26
19.	Officers		26
	19.1	Directors May Appoint Officers	26
	19.2	Functions, Duties and Powers of Officers	26
	19.3	Qualifications	27
	19.4	Remuneration and Terms of Appointment	27
20.	Indemnification		27
	20.1	Definitions	27
	20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors	27
	20.3	Indemnification of Other Persons	28
	20.4	Non-Compliance with Business Corporations Act	28
	20.5	Company May Purchase Insurance	28
21.	Dividends		28
	21.1	Payment of Dividends Subject to Special Rights and Restrictions	28
	21.2	Declaration of Dividends	28
	21.3	No Notice Required	28
	21.4	Record Date	28
	21.5	Manner of Paying Dividend	29
	21.6	Settlement of Difficulties	29
	21.7	When Dividend Payable	29
	21.8	Dividends to be Paid in Accordance with Number of Shares	29
	21.9	Receipt by Joint Shareholders	29
	21.10	Dividend Bears No Interest	29
	21.11	Fractional Dividends	29
	21.12	Payment of Dividends	29
	21.13	Capitalization of Surplus	30
22.	Documents, Records and Reports		30
	22.1	Recording of Financial Affairs	30
	22.2	Inspection of Accounting Records	30
23.	Notices		30
	23.1	Method of Giving Notice	30
	23.2	Deemed Receipt of Mailing	31
	23.3	Certificate of Sending	31
	23.4	Notice to Joint Shareholders	31
	23.5	Notice to Trustees	31
24.	Seal		32
	24.1	Who May Attest Seal	32

	24.2	Sealing Copies	32
	24.3	Mechanical Reproduction of Seal	32
25.	Special Rights and Restrictions of Preferred Shares		32
	25.1	Special Rights and Restrictions of Preferred Shares, as a Class	32
26.	Special Rights and Restrictions of the Common Shares		33
	26.1	Designation and Number	33
	26.2	Conversion	33
	26.3	Dividends	33
	26.4	Liquidation, Dissolution or Winding Up	34
	26.5	Voting	34
27.	Special Rights and Restrictions of the Class A Voting Shares		34
	27.1	Designation and Number	34
	27.2	Rights	34
	27.3	Dividends	34
	27.4	Share Distribution	35
	27.5	Liquidation, Dissolution or Winding Up	35
	27.6	Voting	36
	27.7	Subdivision, Reclassification, Exchange or Consolidation	36
28.	Special Rights and Restrictions of the Class B Non-Voting Shares		36
	28.1	Designation and Number	36
	28.2	Rights	36
	28.3	Dividends	36
	28.4	Share Distributions	37
	28.5	Liquidation, Dissolution or Winding Up	37
	28.6	Notice of Meetings	37
	28.7	Subdivision, Reclassification, Exchange or Consolidation	37

LIONSGATE ENTERTAINMENT CORP.

Amalgamation Number: BC0786966

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

The Company has as its articles the following articles:

1.	Interpretation

1.1	Definitions

In these Articles, unless the context otherwise requires:

(a)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)	“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(c)	“legal personal representative” means the personal or other legal representative of the shareholder;

(d)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(e)	“seal” means the seal of the Company, if any;

(f)	“Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, full or partial liquidation of dissolution, winding up of the Company) payable in shares of any class or other securities of the Company or any other person.

1.2	Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.	Shares and Share Certificates

2.1	Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2	Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3	Shareholder Entitled to Certificate or Acknowledgment

Each shareholder is entitled, without charge, to:

(a)	one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or

(b)	a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate;

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7	Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8	Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9	Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.	Issue of Shares

3.1	Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2	Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3	Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4	Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5	Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.	Share Registers

4.1	Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2	Closing Register

The Company must not at any time close its central securities register.

5.	Share Transfers

5.1	Registering Transfers

A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)	if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2	Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3	Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4	Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5	Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6	Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.	Transmission Of Shares

6.1	Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2	Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.	Purchase Of Shares

7.1	Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2	Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3	Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

8.	Borrowing Powers

8.1	General Powers

The Company, if authorized by the directors, may:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)	mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2	Terms of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company and appointment of the Directors or otherwise all as the Directors may determine. The directors may make any bonds, debentures or other debt obligations issued by the Company by their terms assignable free from any equities between the Company and the person to whom they may be issued or any other person who lawfully acquires them by assignment, purchase or otherwise.

8.3	Powers of Directors

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

9.	Alterations

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2	Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(a)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3	Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4	Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles or the Notices of Articles.

10.	Meetings Of Shareholders

10.1	Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2	Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3	Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4	Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

10.5	Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6	Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7	Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8	Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.	Proceedings At Meetings Of Shareholders

11.1	Special Business

At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	the setting of the remuneration of an auditor;

(viii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2	Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3	Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 10% of the issued shares entitled to be voted at the meeting.

11.4	One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5	Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6	Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7	Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8	Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; or

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.8, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.	Votes Of Shareholders

12.1	Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)	on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2	Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3	Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)	if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4	Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5	Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6	Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7	Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8	Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9	When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)	the shareholders present In person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10	Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.12	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

(NAME OF COMPANY)
(the "Company")

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder):___________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13	Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting, to the chair of the meeting.

12.14	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.	Directors

13.1	First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)	subject to paragraphs 13.1(b) and 13.1(c), the number of directors that is equal to the number of the Company’s first directors:

(b)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 14.4:

(c)	if the Company is not a public company, the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 14.4.

13.2	Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)	if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3	Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4	Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5	Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director,

13.6	Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7	Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8	Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.	Election and Removal of Directors

14.1	Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)	the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph 14.1(b), but are eligible for re-election or re-appointment.

14.2	Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3	Failure to Elect or Appoint Directors If:

(a)	the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which his or her successor is elected or appointed; and

(d)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4	Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5	Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6	Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7	Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8	Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9	Ceasing to be a Director

A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.	Powers and Duties of Directors

15.1	Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2	Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.	Disclosure of Interest of Directors

16.1	Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2	Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3	Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4	Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5	Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6	No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7	Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8	Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

17.	Proceedings of Directors

17.1	Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2	Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall have a second or casting vote.

17.3	Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)	any other director chosen by the directors if:

(d)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(e)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(f)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4	Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in .the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5	Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6	Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 24.1 or orally or by telephone.

17.7	When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)	the director, as the case may be, has waived notice of the meeting.

17.8	Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.

17.9	Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the board of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18.	Executive and Other Committees

18.1	Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2	Appointment and Powers of Other Committees

The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph 18.2(a) any of the directors’ powers, except:

(c)	the power to fill vacancies in the board of directors;

(d)	the power to remove a director;

(e)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(f)	the power to appoint or remove officers appointed by the directors; and

(g)	make any delegation referred to in paragraph 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3	Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4	Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5	Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)	the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee; and

(d)	questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.	Officers

19.1	Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2	Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3	Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4	Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

20.	Indemnification

20.1	Definitions

In this Article 20:

(a)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)	“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)	“expenses” has the meaning set out in the Business Corporations Act.

20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3	Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4	Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5	Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

21.	Dividends

21.1	Payment of Dividends Subject to Special Rights and Restrictions

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2	Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3	No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4	Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5	Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6	Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)	determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7	When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8	Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9	Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10	Dividend Bears No Interest

No dividend bears interest against the Company.

21.11	Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12	Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13	Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22.	Documents, Records and Reports

22.1	Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2	Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

23.	Notices

23.1	Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(b)	for a record mailed to a shareholder, the shareholder’s registered address;

(c)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(d)	in any other case, the mailing address of the intended recipient;

(e)	delivery at the applicable address for that person as follows, addressed to the person:

(f)	for a record delivered to a shareholder, the shareholder’s registered address;

(g)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(h)	in any other case, the delivery address of the intended recipient;

(i)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(j)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(k)	physical delivery to the intended recipient.

23.2	Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5	Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)	if an address referred to in paragraph 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24.	Seal

24.1	Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by the directors.

24.2	Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3	Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25.	Special Rights and Restrictions of Preferred Shares

25.1	Special Rights and Restrictions of Preferred Shares, as a Class

The following special rights and restrictions shall be attached to the preferred shares without par value:

(a)	The preferred shares as a class shall have attached thereto the special rights and restrictions specified in this Article 25.1.

(b)	Preferred shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any preferred shares of any particular series, alter the Notice of Articles of the Company to fix the number of preferred shares in, and to determine the designation of the preferred shares of, that series and alter the

Articles to create, define and attach special rights and restrictions to the preferred shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of the Company and voting rights and restrictions; but no special right or restriction so created, defined or attached shall contravene the provisions of clause (c) of this Article 25.1.

(c)	Holders of preferred shares shall be entitled, on the distribution of assets of the Company or on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or on any other distribution of assets of the Company among its members for the purpose of winding up its affairs, to receive before any distribution shall be made to holders of common shares or any other shares of the Company ranking junior to the preferred shares with respect to repayment of capital, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of preferred shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Company except as specifically provided in the special rights and restrictions attached to any particular series of the preferred shares.

26.	Special Rights and Restrictions of the Common Shares

26.1	Designation and Number

The common shares in the capital of the Company shall consist of the number of common shares set out in the Notice of Articles of the Company, which common shares shall be designated as “Common Shares”.

26.2	Conversion

Each issued and outstanding Common Share shall automatically convert without any action to be taken by any holder of the Common Shares into one-half of one Class A Voting Share and one-half of one Class B Non-Voting Share effective immediately prior to the “Effective Time” (as defined in the merger agreement dated ●, 2016 between the Company, Orion Arm Acquisition Inc. and Solar). No fractional Class A Voting Shares or Class B Non-Voting Shares will be issued upon completion of the foregoing conversion. With respect to each holder of Common Shares, if the conversion provided for in this Article 26.2 would result in such holder being issued a fractional share, such fraction will be rounded up to the nearest whole number.

26.3	Dividends

The holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Common Shares, participate equally with the holders of the Class A Voting Shares and the Class B Non-Voting Shares with respect to dividends.

Whenever a dividend other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Common Shares then outstanding, the Company shall also pay a dividend equally, on a share for share basis, to the holders of the Class A Voting Shares and the Class B Non-Voting Shares then outstanding without preference or priority.

Whenever a Share Distribution is made to the holders of Common Shares then outstanding, the Company shall also make a Share Distribution to the holders of the Class A Voting Shares and the Class B Non-Voting Shares then outstanding.

Dividends shall be payable only as and when declared by the board.

26.4	Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Common Shares shall be paid or distributed equally, share for share, to the holders of the Common Shares, the Class A Voting Shares and the Class B Non-Voting Shares, respectively, without preference or distinction.

26.5	Voting

Each holder of a Common Share is entitled to:

(a)	one vote for each Common Share held at all meetings of shareholders;
(b)	receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Common Shares) are entitled to attend; and
(c)	vote on all matters submitted to a vote or consent of shareholders of the Company, except matters upon which only the holders of a specified class of shares (other than the Common Shares) are entitled to vote.

27.	Special Rights and Restrictions of the Class A Voting Shares

27.1	Designation and Number

The Class A voting shares shall consist of the number of Class A voting shares set out in the Notice of Articles of the Company, which Class A voting shares shall be designated as “Class A Voting Shares”.

27.2	Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.

27.3	Dividends

The holders of the Class A Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class A Voting Shares, participate equally with the holders of the Common Shares and the Class B Non-Voting Shares with respect to dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a dividend equally, on a share for share basis, to the holders of the Common Shares and the Class B Non-Voting Shares then outstanding, without preference or priority.

Whenever a Share Distribution is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Common Shares and the Class B Non-Voting Shares then outstanding as provided in Article 26.4.

Dividends shall be payable only as and when declared by the board.

27.4	Share Distribution

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the declared market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:

(a) payable in Class A Voting Shares on the Class A Voting Shares provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and the Common Shares;

(b) payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and Common Shares;

(c) payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares; and

(d) payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares.

27.5	Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Common Shares, the Class A Voting Shares and the Class B Non-Voting Shares, respectively, without preference or distinction.

27.6	Voting

Each holder of a Class A Voting Share is entitled to:

(a)	one vote for each Class A Voting Share held at all meetings of shareholders;
(b)	receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Class A Voting Shares) are entitled to attend; and
(c)	vote on all matters submitted to a vote or consent of shareholders of the Company, except matters upon which only the holders of a specified class of shares (other than the Class A Common Shares) are entitled to vote.

27.7	Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.

28.	Special Rights and Restrictions of the Class B Non-Voting Shares

28.1	Designation and Number

The Class B non-voting shares shall consist of the number of Class B non-voting shares set out in the Notice of Articles of the Company, which Class B non-voting shares shall be designated as “Class B Non-Voting Shares”.

28.2	Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.

28.3	Dividends

The holders of the Class B Non-Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class B Non-Voting Shares, participate equally, on as share for share basis, with the holders of the Common Shares and the Class A Voting Shares with respect to dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a dividend equally to the holders of the Common Shares and the Class A Voting Shares then outstanding, on a share for share basis, without preference or priority.

Whenever a Share Distribution is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Common Shares and the Class A Voting Shares then outstanding as provided in Article 27.4.

Dividends shall be payable only as and when declared by the board.

28.4	Share Distributions

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:

(a) payable in Class A Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and the Common Shares;

(b) payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and the Common Shares;

(c) payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares; and

(d) payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares.

28.5	Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Class B Non-Voting Shares, the Common Shares and the Class A Voting Shares, respectively, without preference or distinction.

28.6	Notice of Meetings

The holders of the Class B Non-Voting Shares shall be entitled to receive notice of and to attend, but, subject to the Business Corporations Act, not to vote, at any and all meetings of the shareholders of the Company.

28.7	Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.

Exhibit A-3

Parent Stockholder Resolution

APPROVAL 1: Amendments to the Company's Articles and Notice of Articles

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	The authorized share structure of [LUNAR] (the "Company") be and is hereby altered to: (a) create a new class of voting shares entitled the "Class A Voting Shares", without par value and with the special rights and restrictions set out in the Amended and Restated Articles of the Company (the "Amended and Restated Articles") attached as Appendix "●" to the management information circular of the Company dated ●, 2016 (the "Circular"), and to authorize the Company to issue up to 500,000,000 Class A Voting Shares without par value; (b) create a new class of non-voting shares entitled the "Class B Non-Voting Shares", without par value and with the special rights and restrictions set out in the Amended and Restated Articles, and to authorize the Company to issue up to 500,000,000 Class B Non-Voting Shares without par value; and (c) remove from the authorized share capital each of the authorized series of Preferred Shares, none of which are currently outstanding;

2.	The alteration of the Notice of Articles of the Company be and is hereby authorized to reflect the alterations and amendments to the Company's authorized share structure authorized by the preceding resolution;

3.	Pursuant to Section 257 of the Business Corporations Act (British Columbia) (the "BCBCA"), such alteration of the authorized share structure of the Company shall not take effect until a copy of the resolutions in paragraphs 1 and 2 above are received for deposit at the Company’s records office and a Notice of Alteration has been filed with the Registrar of Companies;

4.	The existing Articles of the Company be amended and restated in the form of the Amended and Restated Articles to effect, among other things: (a) the amendment of Article 26 to: (i) eliminate the Special Rights and Restrictions of 5.25% Convertible Redeemable Preferred Shares, Series A; and (ii) create the Special Rights and Restrictions of the Common Shares; (b) the amendment of Article 27 to: (i) eliminate the Special Rights and Restrictions of Preferred Shares, Restricted Voting, Non-Transferable Series B; and (ii) create the Special Rights and Restrictions of the Class A Voting Shares; and (c) the addition of Article 28 to create the Special Rights and Restrictions of the Class B Non-Voting Shares;

5.	Pursuant to Section 259 of the BCBCA, the alterations of the Articles of the Company as set forth in the Amended and Restated Articles shall not take effect until a copy of the resolution in paragraph 4 is received for deposit at the Company’s records office;

6.	The conversion of the Common Shares into Class A Voting Shares and Class B Non-Voting Shares in accordance with the provisions of the Amended and Restated Articles is authorized and approved. Immediately following such conversion, the authorized share structure of the Company be and is hereby further altered to eliminate the class of shares entitled the "Common Shares", none of which would then be outstanding;

7.	The further alteration of the Notice of Articles of the Company be and is hereby authorized to reflect the alterations and amendments authorized by the resolution in paragraph 6 above;

8.	Pursuant to Section 257 of the BCBCA, the alteration of the authorized share structure of the Company shall not take effect until a copy of the resolutions in paragraphs 6 and 7 above are received for deposit at the Company’s records office and a Notice of Alteration identifying the date and effective time of such resolutions has been filed with the Registrar of Companies;

9.	Immediately thereafter, the Amended and Restated Articles of the Company be further amended and restated in the form of the Amended and Restated Articles attached as Appendix "●" to the Circular (the "Further Amended and Restated Articles") and to effect: (a) the amendment of Article 26 to eliminate the Special Rights and Restrictions of the Common Shares; (b) the amendment of Article 27 to eliminate reference to the Common Shares in the Special Rights and Restrictions of the Class A Voting Shares; and (c) the amendment to Article 28 to eliminate reference to the Common Shares in the Special Rights and Restrictions of Special Rights and Restrictions of the Class B Non-Voting Shares;

10.	Pursuant to Section 259 of the BCBCA, the alterations of the Amended and Restated Articles of the Company set forth in the form of the Further Amended and Restated Articles shall not take effect until a copy of the resolution in paragraph 9 is received for deposit at the Company’s records office;

11.	Any one director or officer of the Company be and is hereby authorized to execute and deliver all such documents and instruments, including one or more Notices of Alteration, and to file a certified copy of this Special Resolution and to do such further acts, as may be necessary to give full effect to this Special Resolution or as may be required to carry out the full intent and meaning thereof at such time as the directors of the Company may determine; and

12.	The directors of the Company be and are authorized to revoke this Special Resolution before it is acted on without further approval of the shareholders of the Company.

APPROVAL 2: Issuance of shares in connection with the acquisition

BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.	[LUNAR] (the "Company") be and is hereby authorized to issue up to ● Class A Voting Shares of the Company and up to ● Class B Non-Voting Shares of the Company, such shares forming part of the consideration to be paid in connection with the acquisition by a subsidiary of the Company ("Acquisition Co") of all of the issued and outstanding stock of [Solar] ("Solar") pursuant to the agreement and plan of merger dated as of June ●, 2016 by and among the Company, Acquisition Co and [Solar]);

2.	The Company be and is hereby authorized to assume the outstanding options and restricted stock units relating to Solar shares of Series A Common Stock and restricted shares of Series A Common Stock (the “Solar Equity Awards”) and to convert such Solar Equity Awards into options and restricted stock units relating to Class B Non-Voting Shares of the Company and restricted shares of Class B Non-Voting Shares of the Company, respectively, that in each case will continue to vest on the same terms and conditions as in effect immediately prior to the Merger;

3.	Any one director or officer of the Company be and is hereby authorized to execute and deliver all such documents and instruments and to do such further acts, as may be necessary to give full effect to this ordinary resolution or as may be required to carry out the full intent and meaning thereof at such times as the directors of the Company may determine; and

4.	The directors of the Company be and are authorized to revoke this ordinary resolution before it is acted on without further approval of the shareholders of the Company.

Exhibit A-4

RIDER for Lionsgate Notice of Articles

To be inserted at Page 4

1. 200,000,000 Preference Shares	Without Par Value

Special Rights or Restrictions are attached

2. 500,000,000 Class A Voting Shares	Without Par Value

Special Rights or Restrictions
are attached

3. 500,000,000 Class B Non-Voting Shares	Without Par Value

Special Rights or Restrictions are attached

EXHIBIT A-5

LIONS GATE ENTERTAINMENT CORP.

Amalgamation Number: BC0786966

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

1.	Interpretation		1
	1.1	Definitions	1
	1.2	Business Corporations Act and Interpretation Act Definitions Applicable	1
2.	Shares and Share Certificates		2
	2.1	Authorized Share Structure	2
	2.2	Form of Share Certificate	2
	2.3	Shareholder Entitled to Certificate or Acknowledgment	2
	2.4	Delivery by Mail	2
	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	2
	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment	2
	2.7	Splitting Share Certificates	3
	2.8	Certificate Fee	3
	2.9	Recognition of Trusts	3
3.	Issue of Shares		3
	3.1	Directors Authorized	3
	3.2	Commissions and Discounts	3
	3.3	Brokerage	3
	3.4	Conditions of Issue	4
	3.5	Share Purchase Warrants and Rights	4
4.	Share Registers		4
	4.1	Central Securities Register	4
	4.2	Closing Register	4
5.	Share Transfers		4
	5.1	Registering Transfers	4
	5.2	Form of Instrument of Transfer	5
	5.3	Transferor Remains Shareholder	5
	5.4	Signing of Instrument of Transfer	5
	5.5	Enquiry as to Title Not Required	5
	5.6	Transfer Fee	5
6.	Transmission Of Shares		6
	6.1	Legal Personal Representative Recognized on Death	6
	6.2	Rights of Legal Personal Representative	6
7.	Purchase Of Shares		6
	7.1	Company Authorized to Purchase Shares	6
	7.2	Purchase When Insolvent	6
	7.3	Sale and Voting of Purchased Shares	6

8.	Borrowing Powers		7
	8.1	General Powers	7
	8.2	Terms of Debt Obligations	7
	8.3	Powers of Directors may be exercised by committee or other delegate	7
9.	Alterations		7
	9.1	Alteration of Authorized Share Structure	7
	9.2	Special Rights and Restrictions	8
	9.3	Change of Name	8
	9.4	Other Alterations	8
10.	Meetings Of Shareholders		8
	10.1	Annual General Meetings	8
	10.2	Resolution Instead of Annual General Meeting	9
	10.3	Calling of Meetings of Shareholders	9
	10.4	Notice for Meetings of Shareholders	9
	10.5	Record Date for Notice	9
	10.6	Record Date for Voting	9
	10.7	Failure to Give Notice and Waiver of Notice	10
	10.8	Notice of Special Business at Meetings of Shareholders	10
11.	Proceedings At Meetings Of Shareholders		10
	11.1	Special Business	10
	11.2	Special Majority	11
	11.3	Quorum	11
	11.4	One Shareholder May Constitute Quorum	11
	11.5	Other Persons May Attend	11
	11.6	Requirement of Quorum	11
	11.7	Lack of Quorum	11
	11.8	Lack of Quorum at Succeeding Meeting	12
	11.9	Chair	12
	11.10	Selection of Alternate Chair	12
	11.11	Adjournments	12
	11.12	Notice of Adjourned Meeting	12
	11.13	Decisions by Show of Hands or Poll	12
	11.14	Declaration of Result	12
	11.15	Motion Need Not be Seconded	13
	11.16	Casting Vote	13
	11.17	Manner of Taking Poll	13
	11.18	Demand for Poll on Adjournment	13
	11.19	Chair Must Resolve Dispute	13
	11.20	Casting of Votes	13
	11.21	Demand for Poll	13
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	14
	11.23	Retention of Ballots and Proxies	14
12.	Votes Of Shareholders		14
	12.1	Number of Votes by Shareholder or by Shares	14
	12.2	Votes of Persons in Representative Capacity	14
	12.3	Votes by Joint Holders	14
	12.4	Legal Personal Representatives as Joint Shareholders	14
	12.5	Representative of a Corporate Shareholder	15
	12.6	Proxy Provisions Do Not Apply to All Companies	15
	12.7	Appointment of Proxy Holders	15

	12.8	Alternate Proxy Holders	15
	12.9	When Proxy Holder Need Not Be Shareholder	15
	12.10	Deposit of Proxy	16
	12.11	Validity of Proxy Vote	16
	12.12	Form of Proxy	16
	12.13	Revocation of Proxy	17
	12.14	Revocation of Proxy Must Be Signed	17
	12.15	Production of Evidence of Authority to Vote	17
13.	Directors		17
	13.1	First Directors; Number of Directors	17
	13.2	Change in Number of Directors	18
	13.3	Directors’ Acts Valid Despite Vacancy	18
	13.4	Qualifications of Directors	18
	13.5	Remuneration of Directors	18
	13.6	Reimbursement of Expenses of Directors	18
	13.7	Special Remuneration for Directors	19
	13.8	Gratuity, Pension or Allowance on Retirement of Director	19
14.	Election and Removal of Directors		19
	14.1	Election at Annual General Meeting	19
	14.2	Consent to be a Director	19
	14.3	Failure to Elect or Appoint Directors	19
	14.4	Places of Retiring Directors Not Filled	20
	14.5	Directors May Fill Casual Vacancies	20
	14.6	Remaining Directors Power to Act	20
	14.7	Shareholders May Fill Vacancies	20
	14.8	Additional Directors	20
	14.9	Ceasing to be a Director	21
	14.10	Removal of Director by Shareholders	21
	14.11	Removal of Director by Directors	21
15.	Powers and Duties of Directors		21
	15.1	Powers of Management	21
	15.2	Appointment of Attorney of Company	21
16.	Disclosure of Interest of Directors		22
	16.1	Obligation to Account for Profits	22
	16.2	Restrictions on Voting by Reason of Interest	22
	16.3	Interested Director Counted in Quorum	22
	16.4	Disclosure of Conflict of Interest or Property	22
	16.5	Director Holding Other Office in the Company	22
	16.6	No Disqualification	22
	16.7	Professional Services by Director or Officer	22
	16.8	Director or Officer in Other Corporations	23
17.	Proceedings of Directors		23
	17.1	Meetings of Directors	23
	17.2	Voting at Meetings	23
	17.3	Chair of Meetings	23
	17.4	Meetings by Telephone or Other Communications Medium	23
	17.5	Calling of Meetings	24
	17.6	Notice of Meetings	24
	17.7	When Notice Not Required	24

	17.8	Meeting Valid Despite Failure to Give Notice	24
	17.9	Waiver of Notice of Meetings	24
	17.10	Quorum	24
	17.11	Validity of Acts Where Appointment Defective	24
	17.12	Consent Resolutions in Writing	24
18.	Executive and Other Committees		25
	18.1	Appointment and Powers of Executive Committee	25
	18.2	Appointment and Powers of Other Committees	25
	18.3	Obligations of Committees	25
	18.4	Powers of Board	26
	18.5	Committee Meetings	26
19.	Officers		26
	19.1	Directors May Appoint Officers	26
	19.2	Functions, Duties and Powers of Officers	26
	19.3	Qualifications	27
	19.4	Remuneration and Terms of Appointment	27
20.	Indemnification		27
	20.1	Definitions	27
	20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors	27
	20.3	Indemnification of Other Persons	28
	20.4	Non-Compliance with Business Corporations Act	28
	20.5	Company May Purchase Insurance	28
21.	Dividends		28
	21.1	Payment of Dividends Subject to Special Rights and Restrictions	28
	21.2	Declaration of Dividends	28
	21.3	No Notice Required	28
	21.4	Record Date	28
	21.5	Manner of Paying Dividend	29
	21.6	Settlement of Difficulties	29
	21.7	When Dividend Payable	29
	21.8	Dividends to be Paid in Accordance with Number of Shares	29
	21.9	Receipt by Joint Shareholders	29
	21.10	Dividend Bears No Interest	29
	21.11	Fractional Dividends	29
	21.12	Payment of Dividends	29
	21.13	Capitalization of Surplus	30
22.	Documents, Records and Reports		30
	22.1	Recording of Financial Affairs	30
	22.2	Inspection of Accounting Records	30
23.	Notices		30
	23.1	Method of Giving Notice	30
	23.2	Deemed Receipt of Mailing	31
	23.3	Certificate of Sending	31
	23.4	Notice to Joint Shareholders	31
	23.5	Notice to Trustees	31
24.	Seal		32
	24.1	Who May Attest Seal	32
	24.2	Sealing Copies	32

	24.3	Mechanical Reproduction of Seal	32
25.	Special Rights and Restrictions of Preferred Shares		32
	25.1	Special Rights and Restrictions of Preferred Shares, as a Class	32
26.	Special Rights and Restrictions of the Class A Voting Shares		33
	26.1	Designation and Number	33
	26.2	Rights	33
	26.3	Dividends	33
	26.4	Share Distribution	34
	26.5	Liquidation, Dissolution or Winding Up	34
	26.6	Voting	34
	26.7	Subdivision, Reclassification, Exchange or Consolidation	35
27.	Special Rights and Restrictions of the Class B Non-Voting Shares		35
	27.1	Designation and Number	35
	27.2	Rights	35
	27.3	Dividends	35
	27.4	Share Distributions	35
	27.5	Liquidation, Dissolution or Winding Up	36
	27.6	Notice of Meetings	36
	27.7	Subdivision, Reclassification, Exchange or Consolidation	36

LIONSGATE ENTERTAINMENT CORP.

Amalgamation Number: BC0786966

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

The Company has as its articles the following articles:

1.	Interpretation

1.1	Definitions

In these Articles, unless the context otherwise requires:

(a)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)	“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(c)	“legal personal representative” means the personal or other legal representative of the shareholder;

(d)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(e)	“seal” means the seal of the Company, if any;

(f)	“Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, full or partial liquidation of dissolution, winding up of the Company) payable in shares of any class or other securities of the Company or any other person.

1.2	Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.	Shares and Share Certificates

2.1	Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2	Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3	Shareholder Entitled to Certificate or Acknowledgment Each shareholder is entitled, without charge, to:

(a)	one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or

(b)	a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate;

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7	Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8	Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9	Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.	Issue of Shares

3.1	Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2	Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3	Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4	Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5	Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.	Share Registers

4.1	Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2	Closing Register

The Company must not at any time close its central securities register.

5.	Share Transfers

5.1	Registering Transfers

A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)	if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2	Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3	Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4	Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5	Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6	Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.	Transmission Of Shares

6.1	Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2	Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.	Purchase Of Shares

7.1	Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2	Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3	Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

8.	Borrowing Powers

8.1	General Powers

The Company, if authorized by the directors, may:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)	mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2	Terms of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company and appointment of the Directors or otherwise all as the Directors may determine. The directors may make any bonds, debentures or other debt obligations issued by the Company by their terms assignable free from any equities between the Company and the person to whom they may be issued or any other person who lawfully acquires them by assignment, purchase or otherwise.

8.3	Powers of Directors may be exercised by committee or other delegate

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

9.	Alterations

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2	Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(a)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3	Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4	Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles or the Notices of Articles.

10.	Meetings Of Shareholders

10.1	Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2	Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3	Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4	Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

10.5	Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6	Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7	Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8	Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.	Proceedings At Meetings Of Shareholders

11.1	Special Business

At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the appointment of an auditor;

(vii)	the setting of the remuneration of an auditor;

(viii)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2	Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3	Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 10% of the issued shares entitled to be voted at the meeting.

11.4	One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5	Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6	Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7	Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8	Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)	the chair of the board, if any; or

(b)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.8, if a poll is duly demanded at a meeting of shareholders:

(a)	the poll must be taken:

(i)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)	in the manner, at the time and at the place that the chair of the meeting directs;

(b)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.	Votes Of Shareholders

12.1	Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)	on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2	Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3	Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)	if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4	Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5	Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6	Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7	Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8	Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9	When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)	the shareholders present In person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10	Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.12	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

(NAME OF COMPANY)
(the "Company")

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): ___________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13	Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting, to the chair of the meeting.

12.14	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.	Directors

13.1	First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)	subject to paragraphs 13.1(b) and 13.1(c), the number of directors that is equal to the number of the Company’s first directors:

(b)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 14.4:

(c)	if the Company is not a public company, the most recently set of:

(i)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)	the number of directors set under Article 14.4.

13.2	Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):

(a)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)	if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3	Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4	Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5	Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director,

13.6	Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7	Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8	Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.	Election and Removal of Directors

14.1	Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)	the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph 14.1(b), but are eligible for re-election or re-appointment.

14.2	Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3	Failure to Elect or Appoint Directors If:

(a)	the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)	the date on which his or her successor is elected or appointed; and

(d)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4	Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5	Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6	Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7	Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8	Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9	Ceasing to be a Director

A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.	Powers and Duties of Directors

15.1	Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2	Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.	Disclosure of Interest of Directors

16.1	Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2	Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3	Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4	Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5	Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6	No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7	Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8	Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

17.	Proceedings of Directors

17.1	Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2	Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall have a second or casting vote.

17.3	Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(a)	the chair of the board, if any;

(b)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)	any other director chosen by the directors if:

(d)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(e)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(f)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4	Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in .the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5	Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6	Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 24.1 or orally or by telephone.

17.7	When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)	the director, as the case may be, has waived notice of the meeting.

17.8	Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.

17.9	Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the board of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18.	Executive and Other Committees

18.1	Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2	Appointment and Powers of Other Committees

The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph 18.2(a) any of the directors’ powers, except:

(c)	the power to fill vacancies in the board of directors;

(d)	the power to remove a director;

(e)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(f)	the power to appoint or remove officers appointed by the directors; and

(g)	make any delegation referred to in paragraph 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3	Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4	Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5	Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)	the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee; and

(d)	questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.	Officers

19.1	Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2	Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3	Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4	Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

20.	Indemnification

20.1	Definitions

In this Article 20:

(a)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)	“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)	“expenses” has the meaning set out in the Business Corporations Act.

20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3	Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4	Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5	Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

21.	Dividends

21.1	Payment of Dividends Subject to Special Rights and Restrictions

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2	Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3	No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4	Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5	Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6	Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)	determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7	When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8	Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9	Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10	Dividend Bears No Interest

No dividend bears interest against the Company.

21.11	Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12	Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13	Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22.	Documents, Records and Reports

22.1	Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2	Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

23.	Notices

23.1	Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(b)	for a record mailed to a shareholder, the shareholder’s registered address;

(c)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(d)	in any other case, the mailing address of the intended recipient;

(e)	delivery at the applicable address for that person as follows, addressed to the person:

(f)	for a record delivered to a shareholder, the shareholder’s registered address;

(g)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(h)	in any other case, the delivery address of the intended recipient;

(i)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(j)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(k)	physical delivery to the intended recipient.

23.2	Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5	Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)	if an address referred to in paragraph 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24.	Seal

24.1	Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	any officer, together with any director;

(c)	if the Company only has one director, that director; or

(d)	any one or more directors or officers or persons as may be determined by the directors.

24.2	Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3	Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25.	Special Rights and Restrictions of Preferred Shares

25.1	Special Rights and Restrictions of Preferred Shares, as a Class

The following special rights and restrictions shall be attached to the preferred shares without par value:

(a)	The preferred shares as a class shall have attached thereto the special rights and restrictions specified in this Article 25.1.

(b)	Preferred shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any preferred shares of any particular series, alter the Notice of Articles of the Company to fix the number of preferred shares in, and to determine the designation of the preferred shares of, that series and alter the Articles to create, define and attach special rights and restrictions to the preferred shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of the Company and voting rights and restrictions; but no special right or restriction so created, defined or attached shall contravene the provisions of clause (c) of this Article 25.1.

(c)	Holders of preferred shares shall be entitled, on the distribution of assets of the Company or on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or on any other distribution of assets of the Company among its members for the purpose of winding up its affairs, to receive before any distribution shall be made to holders of common shares or any other shares of the Company ranking junior to the preferred shares with respect to repayment of capital, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of preferred shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Company except as specifically provided in the special rights and restrictions attached to any particular series of the preferred shares.

26.	Special Rights and Restrictions of the Class A Voting Shares

26.1	Designation and Number

The Class A voting shares shall consist of the number of Class A voting shares set out in the Notice of Articles of the Company, which Class A voting shares shall be designated as “Class A Voting Shares”.

26.2	Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.

26.3	Dividends

The holders of the Class A Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class A Voting Shares, participate equally with the holders of the Class B Non-Voting Shares with respect to dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a dividend equally, on a share for share basis, to the holders of the Class B Non-Voting Shares then outstanding, without preference or priority.

Whenever a Share Distribution is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Class B Non-Voting Shares then outstanding as provided in Article 26.4.

Dividends shall be payable only as and when declared by the board.

26.4	Share Distribution

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:

(a) payable in Class A Voting Shares on the Class A Voting Shares provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(b) payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(c) payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares; and

(d) payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares.

26.5	Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Class A Voting Shares and the Class B Non-Voting Shares, respectively, without preference or distinction.

26.6	Voting

Each holder of a Class A Voting Share is entitled to:

(a)	one vote for each Class A Voting Share held at all meetings of shareholders;
(b)	receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Class A Voting Shares) are entitled to attend; and

(c)	vote on all matters submitted to a vote or consent of shareholders of the Company, except matters upon which only the holders of a specified class of shares (other than the Class A Voting Shares) are entitled to vote.

26.7	Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.

27.	Special Rights and Restrictions of the Class B Non-Voting Shares

27.1	Designation and Number

The Class B non-voting shares shall consist of the number of Class B non-voting shares set out in the Notice of Articles of the Company, which Class B non-voting shares shall be designated as “Class B Non-Voting Shares”.

27.2	Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.

27.3	Dividends

The holders of the Class B Non-Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class B Non-Voting Shares, participate equally, on as share for share basis, with the holders of the Class A Voting Shares with respect to dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a dividend equally to the holders of the Class A Voting Shares then outstanding, on a share for share basis, without preference or priority.

Whenever a Share Distribution is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Class A Voting Shares then outstanding as provided in Article 27.4.

Dividends shall be payable only as and when declared by the board.

27.4	Share Distributions

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the declared market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:

(a) payable in Class A Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(b) payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(c) payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares s; and

(d) payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares.

27.5	Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Class B Non-Voting Shares and the Class A Voting Shares, respectively, without preference or distinction.

27.6	Notice of Meetings

The holders of the Class B Non-Voting Shares shall be entitled to receive notice of and to attend, but, subject to the Business Corporations Act, not to vote, at any and all meetings of the shareholders of the Company.

27.7	Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.

EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

STARZ

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the "Corporation") is: Starz

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.          The Corporation shall be authorized to issue 100 shares of capital stock, of which 100 shares shall be shares of Common Stock, par value $0.01 per share ("Common Stock").

Section 2.          Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

Section 1.          Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2.          Indemnification and Insurance.

(a)          Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)          Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)          Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(d)          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE IX

The name and mailing address of the incorporator is Marshall P. Shaffer, c/o Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, NY 10019.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinbefore named, do hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand this [●], 201[●].

Marshall P. Shaffer
Incorporator

Signature Page for the Leopard Sub, Inc. Certificate of Incorporation

EXHIBIT C

BY-LAWS

OF

STARZ

A Delaware Corporation

Article I

OFFICES

Section 1  Registered Office. The registered office of the corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name of the corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2  Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

Article II

MEETINGS OF STOCKHOLDERS

Section 1  Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the chief executive officer of the corporation.

Section 2  Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors or the chief executive officer and shall be called by the chief executive officer upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of any series or class of the corporation’s Capital Stock.

Section 3  Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4  Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5  Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6  Quorum. Except as otherwise provided by applicable law or by the Certificate of Incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article, until a quorum shall be present or represented.

Section 7  Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8  Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such

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question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

Section 9  Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation of the corporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Section 11 Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation's principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

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Article III

DIRECTORS

Section 1  General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2  Number, Election and Term of Office. The number of directors which shall constitute the board as of the effective date of these by-laws shall be three (3). Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3  Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation's Certificate of Incorporation, the provisions of this section shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 4  Vacancies. Except as otherwise provided by the Certificate of Incorporation of the corporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the holders of the corporation's outstanding stock entitled to vote thereon or by a majority of the members of the board of directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5  Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.

Section 6  Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the chief executive officer or president on at least 24 hours’ notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the chief executive officer must call a special meeting on the written request of at least a majority of the directors.

Section 7  Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office (without regard to any then vacancies on the board) shall constitute a

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quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8  Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9  Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member's alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10 Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11 Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12 Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of

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directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Article IV

OFFICERS

Section 1  Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman, a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2  Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3  Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4  Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5  Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6  The Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the board, may be an officer of the corporation, and, if present, shall preside at each meeting of the board of directors or shareholders. He shall advise the chief executive officer, and in the chief executive officer's absence, other officers of the corporation, and shall perform such other duties as may from time to time be assigned to him by the board of directors.

Section 7  The Chief Executive Officer. In the absence of the Chairman of the Board or if a Chairman of the Board shall have not been elected, the chief executive officer shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall

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see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 8  President; Vice Presidents. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all of the restrictions of the chief executive officer. The president shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 9  The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer's supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

Section 10 The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the

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corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer, the president or treasurer may, from time to time, prescribe.

Section 11 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, which officers may include officers of any division of the corporation, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 12 Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

Article V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1  Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

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Section 2  Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3  Nonexclusivity of Article V. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4  Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

Section 5  Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified

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by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 6  Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 7  Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8  Merger or Consolidation. For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Article VI

CERTIFICATES OF STOCK

Section 1  Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the chief executive officer, the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, chief executive officer, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of

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shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder's attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2  Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3  Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 4  Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered

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office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5  Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6  Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

Article VII

GENERAL PROVISIONS

Section 1  Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2  Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

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Section 3  Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4  Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5  Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6  Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7  Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8  Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9  Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10 Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General

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Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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